[EXECUTION COPY]

______________________________________________________

ASSET SALE AGREEMENT

BETWEEN

SIERRA PACIFIC POWER COMPANY

AND

WPS NORTHERN NEVADA, LLC

FOR

 THE TRACY/PINON ASSET BUNDLE

October 25, 2000

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ASSET SALE AGREEMENT

        ASSET SALE AGREEMENT, dated as of October 25, 2000, between Sierra Pacific Power Company, a Nevada corporation (the "Seller"), and WPS Northern Nevada, LLC, a Nevada limited liability company (the "Buyer").

        WHEREAS, the Seller owns and operates (directly or indirectly through wholly-owned subsidiaries) the "Purchased Assets" (as defined herein); and

        WHEREAS, the Buyer, WPS Resources Corporation, a Wisconsin corporation ("WPSR"), WPS Power Development, Inc., a Wisconsin corporation ("PDI") and an indirect wholly-owned subsidiary of WPSR, and Seller entered into that certain Equity Contribution Agreement, dated as of the date hereof (the "Equity Contribution Agreement"), pursuant to which PDI has agreed to make certain capital contributions into Buyer on or prior to the Closing Date and WPSR has agreed to unconditionally guarantee the performance by Buyer of all of Buyer's obligations under this Agreement due to be performed by Buyer at or prior to the Closing and any Adjustment Amount due thereafter; and

        WHEREAS, the Buyer desires to purchase and assume from the Seller, and the Seller desires to sell to the Buyer, the Purchased Assets and certain associated liabilities upon the terms and conditions hereinafter set forth in this Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        1.1  Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

        (1)  "Adjustment Amount" shall have the meaning set forth in Section 3.2(a) hereof.

        (2)  "Adjustment Statement" shall have the meaning set forth in Section 3.2(a) hereof.

        (3)  "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

        (4)  "Agreement" means this Asset Sale Agreement for the Tracy/Pinon Bundle, dated October 25, 2000, between Seller and Buyer, together with the Schedules and Exhibits thereto.

        (5)  "Ancillary Agreements" means the Interconnection Agreement, the Transitional Power Purchase Agreement, the Operating Easement Agreements, the Equity Contribution Agreement, the Bills of Sale, the Assignment of Leases, the Deeds and the Instrument of Assumption.

        (6)  "Assignment of Leases" means the Assignment of Leases in the form of Exhibit A hereto.

        (7)  "Assumed Liabilities" shall have the meaning set forth in Section 2.3 hereof.

        (8)  "Benefit Plans" shall have the meaning set forth in Section 2.4(i) hereof.

        (9)  "Benefit Plans of Buyer" shall have the meaning set forth in Section 7.10(d) hereof.

        (10)  "Bill of Sale" means the Bills of Sale to be delivered at the Closing with respect to the Purchased Assets which constitute personal property and which are to be transferred at the Closing, substantially in the form of Exhibit B hereto.

        (11)  "Brunswick Diesel" means the Brunswick diesel generating facility and related assets located in Carson City County, Nevada.

        (12)  "Business Day" means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

        (13)  "Buyer" shall have the meaning set forth in the preface hereto.

        (14)  "Buyer Representatives" means the Buyer's accountants, counsel, environmental consultants, financial advisors and other authorized representatives.

        (15)  "Buyer Required Regulatory Approvals" shall have the meaning set forth in Section 6.3(b) hereof.

        (16)  "Buyer's Easements" shall have the meaning set forth in Section 4.3(f) hereof.

        (17)  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.

        (18)  "Closing" shall have the meaning set forth in Section 4.1 hereof.

        (19)  "Closing Date" shall have the meaning set forth in Section 4.1 hereof.

        (20)  "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

        (21)  "Code" means the Internal Revenue Code of 1986, as amended.

        (22)  "Collective Bargaining Agreements" shall have the meaning set forth in Section 7.10(a) hereof.

        (23)  "Confidentiality Agreement" means the Confidentiality and Auction Protocols Agreement, dated March 17, 2000, between the Seller and the Buyer.

        (24)  "CPUC" means the California Public Utility Commission or any successor thereto.

        (25)  "CSFB" shall have the meaning set forth in Section 7.7 hereof.

        (26)  "Direct Claim" shall have the meaning set forth in Section 9.2(c) hereof.

        (27)  "Dispute" shall have the meaning set forth in Section 11.6 hereof.

        (28)  "Emission Allowance Account" means the system account used by USEPA to track the number of SO2 Allowances held by the Seller or any of the Seller Subsidiaries in respect of the Purchased Assets.

        (29)  "Emission Reduction Credit" means a permanent, enforceable, quantifiable and surplus emissions reduction which can be considered as a reduction for the purpose of offsetting requirements under the federal Clean Air Act or any state counterpart thereto.

        (30)  "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

        (31)  "Environmental Laws" means all Federal, state and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, laws relating to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and laws relating to the management and use of natural resources.

        (32)  "Environmental Permits" shall have the meaning set forth in Section 5.13(a) hereof.

        (33)  "Environmental Site Assessments" means, collectively (i) the Tracy Station Phase I Environmental Site Assessment, dated October 1998; (ii) the Tracy Station Phase II Environmental Site Assessment, dated March 1999; (iii) the Tracy Station Phase II Environmental Assessment Closure Report, issued November 1999; (iv) the Brunswick Diesel Phase I Environmental Site Assessment, dated October 1998; (v) the Gabbs Diesel Phase I Environmental Site Assessment, dated October 1998 and (vi) the Valley Road Diesel Phase I Environmental Site Assessment, dated October 1998.

        (34) "Equity Contribution Agreement" shall have the meaning set forth in the Recitals.

        (35)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        (36)  "ERISA Affiliate" shall have the meaning set forth in Section 2.4(i) hereof.

        (37)  "ERISA Affiliate Plans" shall have the meaning set forth in Section 2.4(i) hereof.

        (38)  "Estimated Adjustment Amount" means (i) the Estimated Maintenance and Capital Expenditures Amount plus (ii) the Estimated Inventory Adjustment Amount plus (iii) the Estimated Materials and Supplies Adjustment Amount.

        (39)   "Estimated Closing Payment" shall have the meaning set forth in Section 4.2 hereof.

        (40)  "Estimated Inventory Adjustment Amount" means the book value, as determined by an independent evaluator designated by the Seller and approved by the Buyer, which approval shall not be unreasonably withheld, of the Fuel Inventory priced at the Seller's weighted average fuel costs used at or in connection with the Purchased Assets as of the date that is ten (10) days before the Closing Date, which valuation shall be provided to the Buyer by the Seller no later than five (5) days before the Closing Date.

        (41)  "Estimated Maintenance and Capital Expenditures Amount" means the Seller's estimate of the Maintenance and Capital Expenditures Amount, which estimate shall be the Seller's good faith reasonable estimate of the Maintenance and Capital Expenditures Amount actually incurred, as set forth in Schedule 1.1(41) attached hereto as of the date set forth in such Schedule 1.1(41).

        (42)  "Estimated Materials and Supplies Adjustment Amount" means the Seller's good faith reasonable estimate of the book value of materials and supplies used at or in connection with the Purchased Assets on the Materials and Supplies Valuation Date.

        (43)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (44)  "Excluded Assets" shall have the meaning set forth in Section 2.2 hereof.

        (45)  "Excluded Liabilities" shall have the meaning set forth in Section 2.4 hereof.

        (46)  "Federal Power Act" means the Federal Power Act of 1935, as amended.

        (47)  "FERC" means the Federal Energy Regulatory Commission or any successor thereto.

        (48)  "Final Order" shall have the meaning set forth in Section 8.1(c) hereof.

        (49)  "Fuel Inventory" means coal, fuel oil and alternative fuel inventories that are located at, or are in transit to, the sites included within the Tracy/Pinon Bundle on the Closing Date.

        (50) "Gabbs Diesel" means the Gabbs diesel generating facility and related assets located in Nye County, Nevada.

        (51)  "Good Utility Practices" mean the applicable practices, methods and acts:

            (i) required by applicable Laws, Permits and Environmental Permits or Applicable Reliability Criteria (as defined in the Interconnection Agreement), whether or not the party whose conduct is at issue is a member thereof; and

            (ii) otherwise engaged in or approved by a significant portion of the United States electric utility industry during the relevant time period, which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with applicable Laws, applicable Permits and Environmental Permits, Applicable Reliability Criteria (as defined in the Interconnection Agreement), good business practices, safety, environmental protection, economy and expediency.

Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to practices, methods or acts generally accepted in the United States electric utility industry.

        (52)  "Governmental Authority" means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

        (53)  "Hazardous Substances" means (i) any petrochemical or petroleum products, oil, coal ash, radioactive materials, radon gas, natural gas, synthetic gas, and mixtures thereof, asbestos and asbestos-containing materials in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment which may contain polychlorinated biphenyls; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Laws.

        (54)  "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

        (55)  "Hourly Employees" shall have the meaning set forth in Section 7.10(a) hereof.

        (56)  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        (57)  "Income Tax" means any federal, state, local or foreign Tax (i) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i), in each case together with any interest, penalties or additions to such Tax.

        (58)  "Indemnifiable Losses" shall have the meaning set forth in Section 9.1(a) hereof.

        (59)  "Indemnifying Party" shall have the meaning set forth in Section 9.1(d) hereof.

        (60)  "Indemnitee" shall have the meaning set forth in Section 9.1(c) hereof.

        (61)  "Indenture" means Indenture of Mortgage dated as of December 1, 1940, as supplemented from time to time, between Seller and State Street Bank and Trust Company, as Trustee.

        (62)  "Independent Accounting Firm" means an independent accounting firm of national reputation mutually appointed by the Seller and the Buyer.

        (63)  "Independent Appraiser" shall have the meaning set forth in Section 3.3 hereof.

        (64)  "Instrument of Assumption" means the Instrument of Assumption in the form of Exhibit C attached hereto.

        (65)  "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, computer programs and pending applications for and registrations of patents, trademarks, service marks and copyrights.

        (66)  "Interconnection Agreement" means the Interconnection Agreement, dated as of October 25, 2000, between the Seller and the Buyer.

        (67)  "Inventory Adjustment Amount" shall have the meaning set forth in Section 3.2(a) hereof.

        (68)  "Knowledge" means the actual knowledge of the directors and executive officers of the specified Person, which directors and executive officers are charged with the responsibility for the particular function as of the date of the Agreement, or with respect to any certificate delivered pursuant to the Agreement, the date of delivery of such certificate, after reasonable inquiry by them of selected employees of the specified Person whom they believe, in good faith, to be the persons generally responsible for the subject matters to which the knowledge is pertinent.

        (69)  "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

        (70)  "Leased Assets" shall have the meaning set forth in Section 7.4 hereof.

        (71)  "Leases" shall have the meaning set forth in Section 5.10 hereof.

        (72)  "Maintenance and Capital Expenditures Adjustment Amount" shall have the meaning set forth in Section 3.2(a) hereof.

        (73)  "Maintenance and Capital Expenditures Amount" means the aggregate amount of actual funds reasonably expended on, or for which liabilities were reasonably accrued in accordance with generally accepted accounting principles applied on a consistent basis with respect to (i) any Scheduled Maintenance Expenditures or Scheduled Capital Expenditures, made with respect to the Purchased Assets by the Seller beginning on January 1, 2001 and ending on the Closing Date; provided, however, that the portion of the Maintenance and Capital Expenditures Amount attributable to Scheduled Maintenance Expenditures shall be the lesser of (x) the actual amounts expended plus the accrued liabilities related thereto for the period beginning on January 1, 2001 and ending on the earlier of June 30, 2001 and the Closing Date and (y) Two Million Eight Hundred Thirty Thousand Dollars ($2,830,000), and (ii) any maintenance expenditures and capital expenditures which were made by the Seller at the Buyer's request, beginning on the date of this Agreement and ending on the Closing Date.

        (74)  "Management Employee" shall have the meaning set forth in Section 7.10(b) hereof.

        (75)  "Management Transition Plan" means the Management Transition Plan, Generation Bundled Employees, as detailed in the Generation Divestiture Severance Packet, dated July, 2000, of the Seller.

        (76)  "Material Adverse Effect" means any change or changes in or effect on the Purchased Assets that is materially adverse to the business, results of operations, financial condition or physical condition of the Purchased Assets, individually or in the aggregate, except for (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power; (ii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at the Purchased Assets; (iii) any change or effect resulting from changes in the North American, national, regional or local electric transmission systems; (iv) any change in applicable laws, judgments, orders or decrees; (v) any conditions imposed by a Governmental Authority in connection with the consents or approvals required for the transactions contemplated hereby; and (vi) any materially adverse change in or effect on the Purchased Assets which is cured (including by the payment of money) by the Seller to the reasonable satisfaction of Buyer before the Termination Date.

        (77)  "Materials and Supplies Adjustment Amount" shall have the meaning set forth in Section 3.2(a) hereof.

        (78)  "Materials and Supplies Valuation Date" means the date that is ten (10) days prior to the Closing Date.

        (79)  "Necessary Capital Expenditures" shall have the meaning set forth in Section 7.1(c) hereof.

        (80)  "Necessary Maintenance Expenditures" shall have the meaning set forth in Section 7.1(e) hereof.

        (1) "Offering Memorandum" means the Offering Memorandum of Sierra Pacific Resources, dated March, 2000 as supplemented from time to time.

        (81)  "Off-Site Location" means any real property other than the Real Property.

        (82)  "Operating Easement Agreements" means the operating easements providing the right to continue operating and maintaining certain generation and transmission facilities at the Purchased Assets, each in substantially the form of Exhibit D or Exhibit E attached hereto.

        (83)  "Operating Easements" means the Seller's Easements and/or Buyer's Easements granted pursuant to the Operating Easement Agreements.

        (84)  "OPUC" means the Oregon Public Utility Commission or any successor thereto.

        (85)  "Permits" shall have the meaning set forth in Section 5.20 hereof.

        (86)  "Permitted Encumbrances" means (i) all exceptions, restrictions, easements, covenants, charges, rights of way and monetary and non-monetary Encumbrances of record, except for such Encumbrances which have a Material Adverse Effect or secure indebtedness; (ii) any state of facts that a current survey of the Real Property would disclose, except for such facts which have a Material Adverse Effect; (iii) with respect to any date before the Closing Date, Encumbrances under the Indenture; (iv) mortgages, liens, pledges, charges, Encumbrances and restrictions incurred in connection with the Seller's purchase of personal property after the date of this Agreement, in accordance with Section 7.1, securing all or a portion of the purchase price therefor; (v) the Buyer's Easements and the Seller's Easements (in accordance with the Operating Easement Agreements applicable to such easements and the Interconnection Agreement); (vi) statutory liens for current Taxes, assessments or other governmental charges not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings provided that such contested sums are paid or dismissed prior to Closing or with respect to which Seller pays the Taxes, assessments or other government charges under protest; (vii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations which are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings provided that such contested sums are paid or dismissed prior to Closing or for which Seller has posted an appropriate bond to secure payment; (viii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not have a Material Adverse Effect; and (ix) such other liens, imperfections in or failure of title, charges, easements, restrictions and Encumbrances which do not materially detract from the value of or materially interfere with the present use of the Purchased Assets and do not, in the aggregate, have a Material Adverse Effect.

        (87)  "Person" means any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

        (88) "Pinon Facility" means the Pinon Pine Integrated Coal Gasification Combined Cycle power plant and related assets located in Storey County, Nevada.

        (89)  "PUCN" means the Public Utilities Commission of Nevada or any successor thereto.

        (90)  "Purchase Price" shall have the meaning set forth in Section 3.1 hereof.

        (91)  "Purchased Assets" means, subject to the Permitted Encumbrances, all of the right, title and interest, in, to and under the real and personal property, tangible or intangible, of the Seller and the Seller Subsidiaries constituting the Tracy/Pinon Bundle or used principally for generation purposes in connection with the Tracy/Pinon Bundle including, without limitation, the following assets owned by the Seller or the Seller Subsidiaries: (i) the Real Property described on Schedule 1.1(92)(i) as associated with the Tracy/Pinon Bundle (the "Tracy/Pinon Bundle Real Property"); (ii) all inventories of fuels, supplies, materials and spares located on or in transit to the Tracy/Pinon Bundle Real Property on the Closing Date; (iii) the machinery, equipment, vehicles, furniture and other personal property located on the Tracy/Pinon Bundle Real Property on the Closing Date, including, without limitation, the items of personal property included in Schedule 1.1(92)(iii) as being associated with the Tracy/Pinon Bundle, and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are freely transferable; (iv) the contracts, agreements and personal property leases listed on Schedules 1.1(92)(iv) as being associated with the Tracy/Pinon Bundle and which are assignable; (v) the Permits listed on Schedule 1.1(92)(v) as being associated with the Tracy/Pinon Bundle, to the extent transferable; (vi) the Environmental Permits listed on Schedule 5.12 as being associated with the Tracy/Pinon Bundle; (vii) all books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items of the Seller or any of the Seller Subsidiaries relating specifically to the aforementioned assets other than books of account associated with the Tracy/Pinon Bundle; (viii) the SO2 Allowances identified on Schedule 1.1(92)(viii) associated with the Tracy/Pinon Bundle; (ix) any assets purchased or to be purchased by the Seller pursuant to Section 7.4 associated with the Tracy/Pinon Bundle; (x) the names "Tracy and Clark Mountain Station", "Pinon Pine", "Gabbs", "Valley Road" and "Brunswick" or any other trade names, trademarks, service marks or logos associated with the Tracy/Pinon Bundle or any part, derivative or combination thereof; (xi) the Intellectual Property used solely in connection with the sites included within the Tracy/Pinon Bundle; and (xii) the Water Rights, including without limitation those Water Rights listed on Schedule 1.1(123).

        (92)  "Qualifying Offer of Employment" shall have the meaning set forth in Section 7.10(b) hereof.

        (93)  "Real Property" means each parcel of real property owned by the Seller (or to which the Seller holds an interest therein), including, but not limited to, buildings, structures and improvements located thereon, fixtures contained therein and appurtenances thereto and easements and other rights relating thereto and as more fully described on Schedule 5.8.

        (94)  "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment, including without limitation the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Substance.

        (95)  "Remediation" means an action of any kind to address a Release or threatened Release of Hazardous Substance or the presence of Hazardous Substances at, under, on or from the Purchased Assets or an Off-Site Location, including, without limitation, any or all of the following activities to the extent they relate to or arise from the presence, Release or threatened Release of a Hazardous Substance at the Purchased Assets or an Off-Site Location: (i) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (iii) preparing and implementing any plans or studies for any such activity; (iv) obtaining a written notice from a Governmental Authority with jurisdiction over the Purchased Assets or an Off-Site Location under Environmental Laws that no material additional investigation or work is required by such Governmental Authority; (v) the use, implementation, application, installation, operation or maintenance of removal or remedial actions on the Purchased Assets or an Off-Site Location, remedial technologies applied to the surface or subsurface soils or ground or surface water, excavation and treatment or disposal of soils or waters at an Off-Site Location, systems for treatment of surface water or ground water, engineering controls or institutional controls; and (vi) any other activities reasonably determined by a party to be necessary or appropriate or required under Environmental Laws to address the presence, Release or threatened Release of Hazardous Substances at the Purchased Assets or an Off-Site Location.

        (96)  "Scheduled Capital Expenditures" means those capital expenditures included on Schedule 1.1(97).

        (97)  "Scheduled Maintenance Expenditures" means those maintenance expenditures included on Schedule 1.1(98).

        (98)  "SEC" means the Securities and Exchange Commission or any successor thereto.

        (99)  "Securities Act" means the Securities Act of 1933, as amended.

        (100)  "Seller" shall have the meaning set forth in the preface hereto.

        (101)  "Seller Agreements" means those agreements listed on Schedule 5.18, the Collective Bargaining Agreements and the Management Transition Plan.

        (102)  "Seller Balance Sheet" shall have the meaning set forth in Section 5.5 hereof.

        (103)  "Seller Required Regulatory Approvals" shall have the meaning set forth in Section 5.3(b) hereof.

         (104)  "Seller Subsidiaries" shall mean the following wholly-owned Subsidiaries of Seller: Pinon Pine Company, L.L.C., a Delaware limited liability company, Pinon Pine Corp., a Nevada corporation, Pinon Pine Investment Co., a Nevada corporation, and GPSF-B, Inc., a Delaware corporation.

        (105)  "Seller's Easements" shall have the meaning set forth in Section 4.4(f) hereof.

        (106)  "Separation Schedule" means the schedule to be delivered to the Buyer by the Seller by the earlier of February 21, 2001 or 60 days prior to the Closing Date, which shall delineate the Purchased Assets from the Seller's other assets and which shall be consistent with the separation schedule summary attached hereto as Exhibit F and otherwise reasonably acceptable to Buyer.

        (107)  "SO2 Allowance" means an authorization by the Administrator of the USEPA under the Clean Air Act, 42 U.S.C. Section 7401, et seq., to emit one ton of sulfur dioxide during or after a specified calendar year.

        (108)  "Subsidiary", when used in reference to any other Person means any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other Person.

        (109)  "Sustained Run Test" shall have the meaning set forth in Section 7.15 hereof.

        (110)  "Tax" means any tax, charge, fee, levy, penalty or other assessment (other than any Income Tax) imposed by any U.S. federal, state, local or foreign taxing authority, including, but not limited to, any excise, property, sales, transfer, franchise, payroll, withholding, social security or other tax, including any interest, penalties or additions attributable thereto.

        (111)  "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information) supplied or required to be supplied to any authority with respect to Taxes and including any supplement or amendment thereof.

        (112)  "Termination Date" shall have the meaning set forth in Section 10.1(b) hereof.

        (113)  "Third Party Claim" shall have the meaning set forth in Section 9.2(a) hereof.

        (114)  "Tracy/Pinon Bundle" means the Tracy and Clark Mountain Station, the Pinon Facility, the Gabbs Diesel, the Valley Road Diesel and the Brunswick Diesel.

        (115)  "Tracy and Clark Mountain Station" means the Tracy and Clark Mountain Station generating facility and related assets located in Storey and Washoe Counties, Nevada.

        (116)  "Transitional Power Purchase Agreement" or ("TPPA") means the Transitional Power Purchase Agreement, dated as of October 25, 2000, between the Buyer and the Seller.

        (117)  "TPPA Amount" shall have the meaning set forth in Section 3.1 hereof.

        (118)  "Tuscarora Transportation Agreement" means the Transportation Service Agreement dated January 11, 1995 (as amended on November 1, 1998) between Tuscarora Gas Transmission Company and Seller.

        (119)  "USEPA" means the United States Environmental Protection Agency, or any successor agency thereto.

        (120)  "Valley Road Diesel" means the Valley Road diesel generating facility and related assets located in Washoe County, Nevada.

        (121)  "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

        (122)  "Water Rights" means all rights and interests in and to all permits, certificates and/or decrees for the use of waters of the State of Nevada, including the surface waters of the Truckee River, that are owned, held or otherwise enjoyed by the Seller or any Seller Subsidiary with respect to Tracy/Pinon Station; Water Rights includes, without limitation, those Water Rights listed in Schedule 1.1(123), as well as any pending application(s) for Water Rights for any use associated with Tracy/Pinon Station.

ARTICLE II
PURCHASE AND SALE

        1.2  The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Seller shall, and shall cause the Seller Subsidiaries to, sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller and the Seller Subsidiaries, free and clear of all Encumbrances (except for Permitted Encumbrances and the operating easement(s) granted in accordance with the Operating Easement Agreements and the Interconnection Agreement), all of the Seller's and the Seller Subsidiaries' right, title and interest in, to and under the real and personal property, tangible or intangible, owned by the Seller and the Seller Subsidiaries and constituting the Purchased Assets.

        1.3  Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following (collectively, the "Excluded Assets"):

        (1)  all cash, cash equivalents, bank deposits, accounts receivable, and any income, sales, payroll or other tax receivables;

        (2)  the names "Sierra Pacific Resources," "Sierra Pacific Power Company," "Sierra Pacific," "Nevada Power Company" and "Nevada Power" or any related or similar trade names, trademarks, service marks or logos;

        (3)   transmission, substation and communication facilities and related support equipment described in Schedule 2.2(c);

        (4)  any refund, credit penalty payment, adjustment or reconciliation (i) related to Real Property, personal property or other Taxes paid prior to the Closing Date in respect of the Purchased Assets, whether such refund, adjustment or reconciliation is received as a payment or as a credit against future Taxes payable, or (ii) arising under the Seller Agreements and relating to a period before the Closing Date;

        (5)  except to the extent specifically required by law and except such personnel records set forth on Schedule 2.2(e), the personnel records relating to any employees of the Seller;

        (6)  the rights and assets described in the Separation Schedule as not part of the Purchased Assets; and

        (7)  the SO2 Allowances identified on Schedule 2.2(g).

        1.4  Assumed Liabilities. On the Closing Date, the Buyer shall deliver to the Seller the Instrument of Assumption pursuant to which the Buyer shall assume and agree to discharge to the maximum extent permitted by law, all of the liabilities and obligations of the Seller and the Seller Subsidiaries, direct or indirect, known or unknown, absolute or contingent, which relate to the Purchased Assets, other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof, including, without limitation, the following liabilities and obligations:

        (1)  all liabilities and obligations of the Seller and the Seller Subsidiaries to be paid or performed after the Closing Date arising under (i) the Seller Agreements, the Environmental Permits, the Permits, the Leases, contracts and any other agreements or leases in each case assigned to the Buyer pursuant to this Agreement in accordance with the terms thereof, and (ii) the leases, contracts and other agreements entered into by the Seller with respect to the Purchased Assets after the date hereof consistent with the terms of this Agreement (including in the case of (i) and (ii), without limitation, agreements with respect to liabilities for real or personal property taxes or other Taxes on any of the Purchased Assets); except, in each case, to the extent such liabilities and obligations, but for a breach or default by the Seller or any Seller Subsidiary, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default;

        (2)  all liabilities and obligations associated with the Purchased Assets in respect of Taxes for which the Buyer is liable pursuant to Section 7.8 hereof;

        (3)  any liabilities and obligations for which the Buyer has indemnified the Seller pursuant to Section 9.1 hereof;

        (4)  all liabilities to employees for which the Buyer is liable pursuant to Section 7.10 hereof, including the Collective Bargaining Agreements and the Management Transition Plan;

        (5)  any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law, prior to the Closing Date, with respect to the ownership or operation of the Purchased Assets, including, without limitation, any fines or penalties that arise in connection with the ownership or operation of the Purchased Assets prior to the Closing Date or the costs associated with correcting any such violations; (ii) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date), caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to, discharged from, emitted from or migrating from the Purchased Assets prior to the Closing Date, including, without limitation, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets; and (iii) the investigation and/or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences after the Closing Date) of Hazardous Substances that are present or have been Released prior to the Closing Date at, on, in, under, adjacent to, discharged from, emitted from or migrating from the Purchased Assets, including, without limitation, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets; provided, as to all of the above, that nothing set forth in this Section 2.3(e) shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4 hereof;

        (6)  any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law, on or after the Closing Date, with respect to the ownership or operation of the Purchased Assets; (ii) compliance with applicable Environmental Laws on or after the Closing Date with respect to the ownership or operation of the Purchased Assets; (iii) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to, discharged from, emitted from or migrating from the Purchased Assets on or after the Closing Date, including, without limitation, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets; (iv) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the off-site disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets; (v) the investigation and/or Remediation of Hazardous Substances that are present or have been released on or after the Closing Date at, on, in, under, adjacent to, discharged from, emitted from or migrating from the Purchased Assets, including, without limitation, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Purchased Assets; and (vi) the investigation and/or Remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets, at any Off-Site Location; provided, that nothing set forth in this Section 2.3(f) shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4 hereof;

        (a  all liabilities incurred by the Seller with respect to the Maintenance and Capital Expenditures Amount made with respect to the Purchased Assets;

        (b  all liabilities or obligations associated with the Purchased Assets in respect of the continued operation of the Pinon Facility and the continued provision of information to the United States Department of Energy ("DOE") pursuant to Section 7.12(b) and (c); and

        (c  all other liabilities or obligations exclusively relating to the Purchased Assets no matter when the events or occurrences giving rise to such liabilities or obligations took place.

All of the foregoing liabilities and obligations to be assumed by the Buyer hereunder (excluding any Excluded Liabilities) are collectively referred to herein as the "Assumed Liabilities." It is understood and agreed that nothing in this Section 2.3 shall constitute a waiver or release of any claims arising out of the contractual relationships between the Seller and the Buyer.

        1.5  Excluded Liabilities. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities (collectively, the "Excluded Liabilities"):

        (1)  any liabilities or obligations of the Seller or any Seller Subsidiary in respect of any Excluded Assets or other assets of the Seller or any Seller Subsidiary which are not Purchased Assets;

        (2)  any liabilities or obligations in respect of Taxes attributable to the Purchased Assets for taxable periods ending on or prior to the Closing Date, except for Taxes for which the Buyer is liable pursuant to Section 7.8(a) hereof;

        (3)  any liabilities, obligations or responsibilities relating to the disposal, storage, treatment, transportation, discharge, Release, threatened Release, recycling, or the arrangement for such activities, by the Seller or any Seller Subsidiary, of Hazardous Substances that were generated, used or stored at the Purchased Assets, at any Off-Site Location, where the disposal, storage, treatment, transportation, discharge, Release, threatened Release, recycling or the arrangement for such activities at such Off-Site Location occurred prior to the Closing Date, provided that for purposes of this Section 2.4(c), "Off-Site Location" does not include any location to which Hazardous Substances disposed of, discharged from, emitted from or Released at the Purchased Assets have migrated including, but not limited to, surface waters that have received waste water discharges from the Purchased Assets;

        (4)  any liabilities, obligations or responsibilities relating to (i) the transmission facilities delineated in the Interconnection Agreement or Operating Easement Agreements or (ii) any operations of Seller or any Seller Subsidiary on, or usage of, the operating easements, including, without limitation, liabilities, obligations or responsibilities arising as a result of or in connection with (A) any violation or alleged violation of Environmental Laws and (B) loss of life, injury to persons or property or damage to natural resources, except to the extent caused by the Buyer;

        (5)  any liabilities or obligations required to be accrued by the Seller in accordance with generally accepted accounting principles and the FERC Uniform System of Accounts on or before the Closing Date with respect to liabilities related to the Purchased Assets other than any liability assumed by the Buyer under Section 2.3(a), (e) or (f) hereof;

        (6)  any liabilities or obligations relating to any personal injury (including, without limitation, workers' compensation claims), discrimination, wrongful discharge, or unfair labor practice filed with or pending before any court or administrative agency, or any threatened claim of which Seller has Knowledge on the Closing Date, with respect to liabilities principally relating to the Purchased Assets, other than any liabilities or obligations assumed by the Buyer under Section 2.3(e) hereof;

        (7)  any payment obligations of the Seller or any Seller Subsidiary for goods delivered or services rendered prior to the Closing;

        (d  any liabilities or obligations imposed upon, assumed or retained by the Seller or any Seller Subsidiary pursuant to the Interconnection Agreement, Operating Easement Agreements or any other Ancillary Agreement;

        (8)  any liabilities, obligations or responsibilities relating to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by the Seller or any Seller Subsidiary and any trade or business (whether or not incorporated) that are or have ever been under common control, or that are or have ever been treated as a single employer, with the Seller or any Seller Subsidiary under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") or to which the Seller or any Seller Subsidiary and any ERISA Affiliate contributed thereunder (the "ERISA Affiliate Plans"), including any multiemployer plan, maintained by, contributed to, or obligated to contribute to, at any time, by the Seller, any Seller Subsidiary or any ERISA Affiliate (hereinafter referred to as "Benefit Plans"), including any liability (i) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (ii) with respect to non-compliance with the notice and benefit continuation requirements of COBRA; (iii) with respect to any non-compliance with ERISA or any other applicable Laws; or (iv) with respect to any suit, proceeding or claim that is brought against any Benefit Plan, ERISA Affiliate Plan, any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affiliate Plan;

        (9)  liabilities with respect to any accrued payment obligations incurred by Seller or any Seller Subsidiary prior to the Closing Date; and

        (10)  any liabilities, obligations, or responsibilities relating to the (i) disposal, storage, treatment, transportation, discharge, Release, threatened Release, recycling, or the arrangement for such activities, by the Seller or any Seller Subsidiary, of Hazardous Substances that were generated, used or stored at Valley Road Diesel, Gabbs Diesel and Brunswick Diesel prior to the Closing Date, or (ii) the failure of the Seller or any Seller Subsidiary to comply with any Environmental Laws applicable to Valley Road Diesel, Gabbs Diesel and Brunswick Diesel prior to the Closing Date.

ARTICLE III
PURCHASE PRICE

        1.6  Purchase Price. The purchase price for the Purchased Assets shall be an amount equal to the sum of (i) Two Hundred Forty-Nine Million Eight Hundred Thousand Dollars ($249,800,000), (ii) the Estimated Adjustment Amount, (iii) the Adjustment Amount and (iv) any amounts paid by the Seller with respect to Leased Assets pursuant to Section 7.4 hereof (the "Purchase Price"). The amount to be paid by Seller to Buyer for the Transitional Power Purchase Agreement being entered into by Buyer and Seller hereunder shall be One Hundred Fifteen Million Dollars ($115,000,000) (the "TPPA Amount"), which shall be comprised of (x) $103,500,000 related to the original term of the TPPA and (y) $11,500,000 related to Seller's unilateral right to take service under the terms and conditions of the TPPA for the period from January 1, 2003 through February 28, 2003.

        1.7  Purchase Price Adjustment. (a) Within sixty (60) days after the Closing, the Seller shall prepare and deliver to the Buyer a statement (the "Adjustment Statement") which reflects (i) the difference between (A) the book value, as determined by an independent evaluator designated by the Seller and approved by the Buyer as of the Closing Date, of all Fuel Inventory used at or in connection with the Purchased Assets and (B) the Estimated Inventory Adjustment Amount (such difference is referred to as the "Inventory Adjustment Amount"), (ii) the difference between (A) the book value, as determined by an independent evaluator designated by the Seller and approved by the Buyer as of the Closing Date, of the materials and supplies used at or in connection with the Purchased Assets and (B) the Estimated Materials and Supplies Adjustment Amount (such difference is referred to as the "Materials and Supplies Adjustment Amount") and (iii) the difference between (A) the Maintenance and Capital Expenditures Amount and (B) the Estimated Maintenance and Capital Expenditures Amount (such difference is referred to as the "Maintenance and Capital Expenditures Adjustment Amount"). The Inventory Adjustment Amount, the Materials and Supplies Adjustment Amount and the Maintenance and Capital Expenditures Adjustment Amount are referred to collectively as the "Adjustment Amount." The Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods as the Seller has historically used in connection with the calculation of the items reflected on the Adjustment Statement. The Buyer agrees to cooperate with the Seller in connection with the preparation of the Adjustment Statement and related information, and shall provide to the Seller such books, records and information as may be reasonably requested from time to time.

        (1)  The Buyer may dispute the Inventory Adjustment Amount, the Materials and Supplies Adjustment Amount or the Maintenance and Capital Expenditures Amount; provided, however, that the Buyer shall notify the Seller in writing of the disputed amount, and the basis of such dispute, within ten (10) Business Days of the Buyer's receipt of the Adjustment Statement. In the event of a dispute with respect to the Inventory Adjustment Amount, the Materials and Supplies Adjustment Amount or the Maintenance and Capital Expenditures Amount, the Buyer and the Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Buyer and the Seller are unable to reach a resolution of such differences within thirty (30) days of receipt of the Buyer's written notice of dispute to the Seller, the Buyer and the Seller shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the parties, within thirty (30) days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Buyer and the Seller so that the Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm.

        (2) Within ten (10) Business Days after the Buyer's receipt of the Adjustment Statement, the Buyer shall pay all undisputed portions of the Adjustment Amount. If there is a dispute with respect to any amount on the Adjustment Statement, within five (5) Business Days after the final determination of such disputed amounts on the Adjustment Statement, the Buyer shall pay to the Seller an amount equal to the disputed portion of the Adjustment Amount as finally determined to be payable with respect to the Adjustment Statement; provided, however, that if such amount shall be less than zero, then the Seller shall pay to the Buyer the amount by which such amount is less than zero. All payments made pursuant to this Section 3.2(c) shall be paid together, with interest thereon for the period commencing on the Closing Date through the date of payment, calculated at the prime rate of The Chase Manhattan Bank in effect on the Closing Date, in cash by federal or other wire transfer of immediately available funds.

        1.8  Allocation of Purchase Price. The Buyer and the Seller shall use their good faith best efforts to agree upon an allocation among the Purchased Assets of the sum of the Purchase Price consistent with Section 1060 of the Code and the Treasury Regulations thereunder within one-hundred twenty (120) days of the date of this Agreement but in no event less than thirty (30) days prior to the Closing. The Buyer and the Seller may jointly agree to obtain the services of an independent appraiser (the "Independent Appraiser") to assist the parties in determining fair value of the Purchased Assets for purposes of such allocation. If such an appraisal is made, both the Buyer and the Seller agree to accept the Independent Appraiser's determination of the fair value of the Purchased Assets. The parties shall jointly select the Independent Appraiser. The cost of the appraisal shall be borne equally by the Buyer and the Seller. Each of the Buyer and the Seller agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such agreed allocation. Each of the Buyer and the Seller shall report the transactions contemplated by this Agreement for federal Income Tax and all other tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.3. Each of the Buyer and the Seller agrees to provide the other promptly with any other information required to complete Form 8594. Each of the Buyer and the Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

        1.9  Proration. (a) The Buyer and the Seller agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Purchased Assets shall be prorated as of the Closing Date, with the Seller liable to the extent such items relate to any time period through the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date:

(1)  personal property, real estate, occupancy and any other Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Purchased Assets;

(2)  rent, Taxes and other items payable by or to the Seller or any of the Seller Subsidiaries under any of the Seller Agreements to be assigned to and assumed by the Buyer hereunder;

(3)  any permit, license or registration fees with respect to any Environmental Permit or other Permit; and

(4)  sewer rents and charges for water, telephone, electricity and other utilities.

        (2)  In connection with such proration, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual amount of such Taxes or fees for the preceding year (or appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of either the Seller or the Buyer made within sixty (60) days of the date that the actual amounts become available. The Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

        (b  In connection with any proration of property taxes, in the event that the Purchased Assets are not separately valued and assessed, the proration of such property taxes shall be determined based upon the proportion of (i) the "historic cost less depreciation" of the Purchased Assets to (ii) the total historic cost less depreciation of all the assets reported on the applicable Nevada Operating Property Appraisal Report.

ARTICLE IV
THE CLOSING

        1.10  Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, at 10:00 a.m., local time, on the first Business Day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived, or at such other place or time as the parties may agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." The Closing shall be deemed effective for all purposes as of 12:00:01 a.m. on the Closing Date.

        1.11  Payment of Purchase Price. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer shall pay or cause to be paid to the Seller the Purchase Price. The Purchase Price shall be paid as follows: (i) an amount at Closing equal to the sum of $249,800,000 and any amounts with respect to Leased Assets to be paid pursuant to Section 7.4 hereof, plus (ii) the Estimated Adjustment Amount for the Closing pursuant to Section 3.2 hereof, less (iii) the TPPA Amount (the "Estimated Closing Payment"), by wire transfer of immediately available funds or by such other means as are agreed to by the Seller and the Buyer.

        1.12  Deliveries by Seller. At the Closing, the Seller shall deliver to the Buyer the following:

        (1)  Bills of Sale, duly executed by each of the Seller and the Seller Subsidiaries for the personal property included in the Purchased Assets;

        (2)  The executed consents to transfer the Seller Agreements, the Environmental Permits and the Permits, to the extent specifically required hereunder;

        (3)  Each Ancillary Agreement required to be delivered under this Agreement, duly executed by the Seller;

        (4)  The certificate and opinion of counsel as contemplated by Section 8.2 hereof;

        (5)  One or more deeds of conveyance transferring the Seller's interest in the Real Property to the Buyer, duly executed and acknowledged by the Seller and in recordable form subject to Permitted Encumbrances and retaining to the extent necessary any existing easements in favor of the Seller with respect to Real Property conveyed to the Buyer, each substantially in the form of Exhibit G attached hereto;

        (6)  One or more easements to the extent necessary to evidence the right of the Buyer to use the Real Property of the Seller (the "Buyer's Easements") associated with the Purchased Assets, duly executed and acknowledged by the Seller and in recordable form, each substantially in the form of Exhibit E attached hereto;

        (7)  The Assignment of Leases, in the form of Exhibit A attached hereto, assigning to the Buyer all of the Seller's right, title and interest as lessor (or lessee, as the case may be) under the Leases;

        (8)  Copies of the resolutions adopted by the board of directors of each of the Seller and the Seller Subsidiaries, certified by the secretary of such party, as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by such party of this Agreement, the Ancillary Agreements, the Bill of Sale and other closing documents described in this Agreement to which it is a party, and the performance by such party of its obligations hereunder and thereunder;

        (9)  All such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer the Purchased Assets in accordance with this Agreement, the Ancillary Agreements and where necessary or desirable, in recordable form;

        (10)  Such other agreements, documents, instruments and writings as are required to be delivered by the Seller or any Seller Subsidiary at or prior to the Closing Date pursuant to this Agreement, the Ancillary Agreements or otherwise required in connection herewith or therewith; and

        1.13  Deliveries by Buyer. At the Closing, the Buyer shall deliver to the Seller the following:

        (1)  The Estimated Closing Payment by wire transfer of immediately available funds or by such other means as are agreed to by the Seller and the Buyer;

        (2)  Each Ancillary Agreement required to be delivered under this Agreement, duly executed by the Buyer;

        (3)  The certificate and opinion of counsel as contemplated by Section 8.3 hereof;

        (4)  One or more easements to the extent necessary to evidence the right of the Seller to use the Real Property of the Buyer (the "Seller's Easements"), to the extent necessary for the Seller to continue and maintain its transmission and distribution business, in favor of the Seller with respect to Real Property conveyed to the Buyer, duly executed and acknowledged by the Buyer, each substantially in the form of Exhibit D attached hereto, and the Buyer shall bear any transfer or similar tax incurred in connection herewith as set forth in Section 7.8 hereof;

        (5)  The Instrument of Assumption, duly executed by the Buyer providing for the assumption of all of the Seller's right, title and interest as lessor (or lessee as the case may be) under the Leases;

        (6)  All such other instruments of assumption as shall, in the reasonable opinion of the Seller and its counsel, be necessary for the Buyer to assume the Assumed Liabilities in accordance with this Agreement;

        (7)  Copies of the resolutions adopted by the board of directors of the Buyer, certified by the secretary of the Buyer, as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by the Buyer of this Agreement, the Ancillary Agreements and other closing documents described in this Agreement to which the Buyer is a party, and the performance by the Buyer of its obligations hereunder and thereunder; and

        (8)  Such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement the Ancillary Agreements or otherwise required in connection herewith or therewith.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

        The Seller represents and warrants to the Buyer as follows:

        1.14  Organization; Qualification.

        (1)  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. The Seller has heretofore delivered to the Buyer complete and correct copies of its Certificate of Incorporation and Bylaws as currently in effect.

        (2)  Each of the Seller Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of Nevada or the State of Delaware, as applicable, and has all requisite corporate or limited liability company power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. Each of the Seller Subsidiaries is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

        1.15  Authority Relative to this Agreement. Each of the Seller and the Seller Subsidiaries has full corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of the Seller and the Seller Subsidiaries and no other corporate or limited liability company, as applicable, proceedings on the part of the Seller or any of the Seller Subsidiaries are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by each of the Seller and the Seller Subsidiaries, and assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of the Buyer, subject to the receipt of the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, constitute valid and binding agreements of each such party, enforceable against such party in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

        1.16  Consents and Approvals; No Violation. (a) Except as set forth in Schedule 5.3(a), and other than obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Seller and the Seller Subsidiaries, as applicable, nor the sale by the Seller and the Seller Subsidiaries of the Purchased Assets pursuant to this Agreement or the Ancillary Agreements shall in each case (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of such party, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority, except (x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect or (y) for those requirements which become applicable to such party as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which it, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such party, or any of its assets, which violation would have a Material Adverse Effect.

        (1)  Except as set forth in Schedule 5.3(b) and except for (i) any required approvals under the Federal Power Act, (ii) approvals or other actions by the PUCN, the CPUC and/or the OPUC (iii) the approval, if required, of the SEC pursuant to the Holding Company Act, and (iv) the filings by the Seller and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act (the filings and approvals referred to in clauses (i) through (iv) above are collectively referred to as the "Seller Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority or regulatory authority is necessary for the consummation by the Seller or any of the Seller Subsidiaries of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, shall not, in the aggregate, have a Material Adverse Effect and other than the Permits and Environmental Permits.

        1.17  Reports. Since January 1, 1996, each of the Seller and the Seller Subsidiaries, pursuant to the Securities Act, the Exchange Act, the applicable State public utility laws, the Federal Power Act and the Holding Company Act, has filed or caused to be filed with the SEC, the applicable state or local utility commissions or regulatory bodies, or the FERC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them with respect to the business and operations of such party as it relates to the Purchased Assets under each of the Securities Act, the Exchange Act, the applicable State public utility laws, the Federal Power Act and the Holding Company Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed.

        1.18  Financial Statements. The Seller has previously furnished to the Buyer (i) consolidated balance sheets of the Seller as of June 30, 2000, and (ii) the related statements of income and retained earnings and changes in financial position of the Seller for the fiscal year then ended. The balance sheet of the Seller as of June 30, 2000 is referred to herein as the "Seller Balance Sheet." Each of the balance sheets included in the financial statements referred to in this Section 5.5 (including the related notes thereto) presents fairly the financial position of the Seller and the Seller Subsidiaries as of their respective dates, and the other related statements included therein (including the related notes thereto) present fairly the results of operations and changes in financial position for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

        1.19  Undisclosed Liabilities. To Seller's Knowledge and except as set forth in Schedule 5.6, neither the Seller nor any Seller Subsidiary has any liability or obligation relating to the business or operations of the Purchased Assets, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto, which are not accrued or reserved against in the Seller Balance Sheet or disclosed in the notes thereto in accordance with generally accepted accounting principles, except those which either were incurred in the ordinary course of business, whether before or after the date of the Seller Balance Sheet, or those which in the aggregate are not material to the Purchased Assets.

        1.20  Absence of Certain Changes or Events. To Seller's Knowledge and except as set forth in Schedule 5.7, or in the reports, schedules, registration statements and definitive proxy statements filed by the Seller with the SEC, and except as otherwise contemplated by this Agreement, since the date of the Seller Balance Sheet there has not been: (i) any Material Adverse Effect; (ii) any damage, destruction or casualty loss, whether covered by insurance or not, which had a Material Adverse Effect; (iii) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) by the Seller or any Seller Subsidiary, which is material to the business or operations of the Purchased Assets, except agreements, commitments or transactions in the ordinary course of business or as contemplated herein; or (iv) any change by the Seller or any Seller Subsidiary, with respect to the Purchased Assets, in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

        1.21  Real Property. Schedule 5.8 sets forth all real property owned, used or occupied by Seller and/or the Seller Subsidiaries (the "Real Property"); including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Seller has Knowledge) granted on or appurtenant to or otherwise affecting such Real Property, and all plants, buildings or other structures located thereon. To Seller's Knowledge, encumbrances, easements or rights of way which are not of record, if any, would not have a Material Adverse Effect. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or, to the Knowledge of Seller, threatened restriction or denial, governmental or otherwise, upon such ingress and egress. To Seller's Knowledge, there is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any such Real Property. To Seller's Knowledge no public improvements have been commenced and none are planned which in either case may result in special assessments or otherwise would have a Material Adverse Effect.

        V.1  No Certified Survey Map Required. To Seller's Knowledge, other than those governmental approvals previously obtained by the Seller, no certified survey map or other state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by Seller to Buyer (or as a prerequisite to the recording of any conveyance document) of any Real Property or Leases.

        1.22  Leasehold Interests. Schedule 5.10 lists, as of the date of this Agreement, all material Real Property leases (the "Leases") relating to the Purchased Assets under which the Seller or any Seller Subsidiary is a lessee, lessor or under which Seller or any Seller Subsidiary otherwise has any interest and which are to be assigned to, and assumed by, the Buyer on the Closing Date. Except as set forth in Schedule 5.10, to the Seller's Knowledge, all such Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Seller or any Seller Subsidiary thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default thereunder.

        1.23  Improvements. Except as set forth in Schedule 5.11, neither the Seller nor any Seller Subsidiary has received any written notices from any Governmental Authority stating or alleging that any improvements with respect to the Purchased Assets have not been constructed in compliance with applicable Laws. Except as set forth in Schedule 5.11, no written notice has been received by the Seller or any Seller Subsidiary from any Governmental Authority requiring or advising as to the need for any repair, alteration, restoration or improvement in connection with the Purchased Assets.

        1.24  Insurance. Except as set forth in Schedule 5.12, all material policies of fire, liability, workers' compensation and other forms of insurance purchased or held by and insuring the Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 5.12, as of the date of this Agreement, neither the Seller nor any Seller Subsidiary has been refused any insurance with respect to the Purchased Assets nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last twelve (12) months.

        1.25  Environmental Matters. (a) Except as set forth in Schedule 5.13, in any public filing by the Seller pursuant to the Securities Act or the Exchange Act, or in the Environmental Site Assessments, the Seller holds, and is in compliance with, all permits, licenses and governmental authorizations (the "Environmental Permits") required for the Seller or any Seller Subsidiary to operate the Purchased Assets under applicable Environmental Laws, and to the Knowledge of the Seller each of the Seller and the Seller Subsidiaries is otherwise in compliance with applicable Environmental Laws with respect to the Purchased Assets, except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. The Seller's Environmental Permits are set forth on Schedule 5.13.

        (1)  To Seller's Knowledge and, except as set forth in Schedule 5.13, in any public filing by the Seller pursuant to the Securities Act or the Exchange Act, or in any Environmental Site Assessment, (i) neither the Seller nor any Seller Subsidiary has received any written request for information under any Environmental Law, or been notified in writing that it is a potentially responsible party under CERCLA or any similar State law with respect to any of the Purchased Assets, and (ii) there have been no activities associated with the Purchased Assets prior to the Closing Date for which Buyer will be required to hold, obtain or surrender to any Governmental Authority any emission reduction credits on or after the Closing Date, except for such liability under such laws or activities as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

        (2)  Except as set forth in Schedule 5.13, in any public filing by the Seller pursuant to the Securities Act or the Exchange Act, or in any Environmental Site Assessment, with respect to the Purchased Assets, neither the Seller nor any Seller Subsidiaries has entered into or agreed to any consent decree or order, or is subject to any judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or Remediation of Hazardous Substances under any Environmental Law, except such consent decrees or orders, judgments, decrees or judicial orders that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

        (3)  To the Seller's Knowledge, except as set forth in Schedule 5.13(d), in any public filing by the Seller pursuant to the Securities Act or the Exchange Act or in the Environmental Site Assessments, no Releases of Hazardous Substances have occurred at, on, in, from or under the Purchased Assets with respect to which any Remediation is required under any Environmental Law except for such Releases which, individually or in the aggregate are not reasonably likely to have a Materially Adverse Effect.

        (4)  Except as set forth in Schedule 5.13(e), in any public filing by the Seller pursuant to the Securities Act or the Exchange Act, or in the Environmental Site Assessments, to the Seller's Knowledge no underground storage tanks are currently or have historically been located at, on or under the Purchased Assets except for such underground storage tanks which, individually or in the aggregate are not reasonably likely to have a Materially Adverse Effect.

        (5)  The representations and warranties made in this Section 5.13 are the Seller's exclusive representations and warranties relating to environmental matters.

        1.26  Labor Matters. With respect to its employees at the Purchased Assets, except to the extent set forth in Schedule 5.14 and except for such matters as shall not have a Material Adverse Effect: (i) the Seller is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) neither the Seller nor any Seller Subsidiary has received notice of any unfair labor practice, charge or complaint against the Seller pending before the National Labor Relations Board; (iii) there is no labor strike, slowdown or stoppage actually pending or, to Seller's Knowledge threatened against or affecting the Seller; (iv) neither the Seller nor any Seller Subsidiary has received notice that any representation petition respecting the employees of the Seller has been filed with the National Labor Relations Board; (v) no arbitration proceeding arising out of or under collective bargaining agreements is pending against the Seller; (vi) no grievance arising out of or under collective bargaining agreements is pending against Seller; and (vii) the Seller has not experienced any primary work stoppage since at least December 31, 1995. The Seller Subsidiaries do not have, nor at any time have the Seller Subsidiaries had, any employees.

        1.27     ERISA; Benefit Plans. (a) Except as set forth in Schedule 5.15(a)(i), with respect to its employees at the Purchased Assets, the Seller has fulfilled its obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code. The Seller has not incurred any liability under Section 4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any employee pension benefit plan relating to employees at the Purchased Assets which is subject to Title IV of ERISA. Except as set forth in Schedule 5.15(a)(ii), the Internal Revenue Service has issued a letter for each employee pension benefit plan determining that such plan is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code, and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification, and no withdrawal liability has been incurred by or asserted against the Seller with respect to any employee pension benefit plan which is a "multiemployer plan" (as defined in Section 3(37) of ERISA).

        (1)  Schedule 5.15(b) lists, as of the date of this Agreement, all deferred compensation, pension, profit-sharing and retirement plans, including multiemployer plans, and all material bonus and other employee benefit or fringe benefit plans maintained or with respect to which contributions are made by the Seller in respect of employees who are the employees of the Seller who work at the Purchased Assets. Accurate and complete copies of all such plans, other than multiemployer plans, have been made available to the Buyer.

        1.28  Real Property Encumbrances. Schedule 5.16 describes any Permitted Encumbrances on the Real Property. Copies of any surveys in the Seller's possession or any policies of title insurance currently in force and in the possession of the Seller with respect to such Real Property have been delivered by the Seller to the Buyer.

        1.29  Condemnation. Neither the whole nor any part of the Real Property or any other real property or rights leased, used or occupied by the Seller or any Seller Subsidiary in connection with the ownership or operation of the Purchased Assets is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of the Seller, no such condemnation or other taking is threatened or contemplated.

        1.30  Certain Contracts and Arrangements. (a) Except (i) the Seller Agreements listed in Schedule 5.18 or any other Schedule hereto, (ii) for contracts, agreements, personal property leases, commitments, understandings or instruments which shall expire prior to the Closing Date, (iii) for agreements with suppliers, distributors and sales representatives entered into in the ordinary course of business, and (iv) for contracts, agreements, personal property leases, commitments, understandings or instruments with a value less than $250,000, in the aggregate, or with annual payments less than $50,000, in the aggregate, neither the Seller nor any Seller Subsidiary is a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the business or operations of the Purchased Assets.

        (1)  Except as disclosed in Schedule 5.18, each material Seller Agreement listed on Schedule 5.18 constitutes a valid and binding obligation of the parties thereto and is in full force and effect and may be transferred to the Buyer pursuant to this Agreement and shall continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

        (2)  Except as set forth in Schedule 5.18, there is not, under any of the Seller Agreements listed on Schedule 5.18, any default or event which, with notice or lapse of time or both, would constitute a default on the part of the Seller or any Seller Subsidiary, except, with respect to the Seller Agreements only, such events of default and other events as to which requisite waivers or consents have been obtained or which would not, in the aggregate, have a Material Adverse Effect.

        1.31  Legal Proceedings, etc. Except as set forth in Schedule 5.19 or in any filing made by the Seller pursuant to the Securities Act or the Exchange Act, there are no claims, actions, or proceedings pending, and to Seller's Knowledge no investigation pending or threatened against the Seller or any Seller Subsidiary relating to the Purchased Assets before any court, Governmental Authority or regulatory authority or body acting in an adjudicative capacity, which, if adversely determined, would have a Material Adverse Effect. Except as set forth in Schedule 5.19, neither the Seller nor any Seller Subsidiary is subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, Governmental Authority or regulatory authority relating to the Purchased Assets which has a Material Adverse Effect.

        1.32  Permits. The Seller holds all permits, licenses, franchises and other governmental authorizations, consents and approvals, other than with respect to Environmental Laws (collectively, "Permits"), as set forth in Schedule 5.20(a), necessary to operate the Purchased Assets as presently operated, except where the failure to have such Permits does not have a Material Adverse Effect. Except as set forth in Schedule 5.20(b), with respect to the Purchased Assets, neither the Seller nor any Seller Subsidiary has received any written notification, and neither the Seller nor any Seller Subsidiary otherwise has Knowledge, that it is in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority or regulatory body or authority applicable to the Purchased Assets, except for notifications of violations which would not, in the aggregate, have a Material Adverse Effect. The Seller and the Seller Subsidiaries are in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any Governmental Authority or regulatory body or authority applicable to the Purchased Assets, except for violations which, in the aggregate, do not have a Material Adverse Effect.

        1.33  Regulation as a Utility. The Seller and certain of its affiliates are regulated as public utilities in the States of Nevada and California. Except as set forth on Schedule 5.21, neither the Seller nor any Seller Subsidiary is subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

        V.2  Taxes. Each of the Seller and the Seller Subsidiaries has, in respect of the Purchased Assets and the operation thereof, (i) filed all Tax Returns required to be filed other than those Tax Returns the failure of which to file would not have a Material Adverse Effect which Tax Returns are true, complete and correct in all material respects, and (ii) paid in full all material Taxes shown to be due on such Tax Returns. Except as set forth in Schedule 5.22, neither the Seller nor any Seller Subsidiary has received any notice of deficiency or assessment from any taxing authority with respect to liabilities for Taxes of the Seller or any Seller Subsidiary in respect of the Purchased Assets, which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 5.22 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 5.22, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Purchased Assets for any period.

        1.34  Intellectual Property. Except as set forth on Schedule 5.23, Seller has, or will as of the Closing have, such ownership of or such rights by license or other agreement to use all Intellectual Property necessary to permit Seller and the Seller Subsidiaries to conduct their business as currently conducted, except where the failure to have such ownership, license or right to use would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 5.23, (i) to Seller's Knowledge, Seller is not, nor has Seller or any Seller Subsidiary received any notice that Seller is, in default (or with the giving of notice or lapse of time or both, would be in default), under any contract or license to use such Intellectual Property, (ii) there are no material restrictions on the transfer of any material contract or license, or any interest therein, held by Seller in respect of such Intellectual Property, (iii) to Seller's Knowledge, such Intellectual Property is not being infringed by any other Person, and (iv) such Intellectual Property is used solely in connection with the sites included within the Tracy/Pinon Bundle. Neither the Seller nor any Seller Subsidiary has received notice that it is infringing any Intellectual Property of any other Person in connection with the operation of business of the Purchased Assets and neither the Seller nor any Seller Subsidiary, to Seller's Knowledge, is infringing on any Intellectual Property of any other Person the effect of which, individually or in the aggregate, would have a Material Adverse Effect.

        1.35  Compliance with Laws. Except as disclosed in Schedule 5.24, each of Seller and the Seller Subsidiaries is in compliance with all applicable Laws with respect to the ownership or operation of the Purchased Assets except where the failure to be in compliance would not, individually or in the aggregate, create a Material Adverse Effect.

        1.36  Sufficiency of Purchased Assets. As of the Closing Date, the Communication Facilities, Metering Facilities, and Protective Facilities (each as defined in the Interconnection Agreement) included in the Purchased Assets shall be capable of being operated in conformance with, and shall include all facilities and other equipment required in order for Buyer to perform, the terms and conditions of Exhibit E to the Interconnection Agreement.

        1.37  Emission Allowances and Emission Reduction Credits. (a)  The Emission Allowance Account contains the SO2 Allowances identified on Schedule 1.1(92)(vii), free and clear of all Encumbrances other than Permitted Encumbrances.

        (1)  The SO2 emissions from the Purchased Assets from January 1, 2001 through and including the Closing Date (the "Period of Seller's Operation") shall not exceed an average of 1.03 tons per day (the "Authorized Emissions").

        (2)  If the average daily SO2 emissions of the Purchased Assets during the Period of Seller's Operation exceed the Authorized Emissions, then, not less than thirty (30) days prior to the date on which Buyer must surrender SO2 Allowances to USEPA in respect of the Purchased Assets for the Period of Seller's Operation, Seller shall transfer to the Emission Allowance Account sufficient SO2 Allowances of vintage year 2001 or earlier to cover the amount of SO2 emissions in excess of the Authorized Emissions. Seller shall be solely responsible for, and shall indemnify, defend and hold Buyer harmless from and against, any fines, penalties, claims or actions relating to deficiencies in the total number of SO2 Allowances surrendered to USEPA for calendar year 2001, to the extent such deficiency was caused by Seller's failure to transfer to the Emission Allowance Account sufficient SO2 Allowances of vintage year 2001 or earlier to cover the amount of SO2 emissions during the Period of Seller's Operation in excess of the Authorized Emissions.

        1.38  Condition of Assets. Except as disclosed in Schedule 5.27, the tangible assets (real and personal) at, related to, or used in connection with each of the Tracy and Clark Mountain Station, Gabbs Diesel, Brunswick Diesel, Valley Road Diesel and the Pinon Facility in each case taken as a whole, (i) are in good operating and usable condition and repair, free from any material defects (except for ordinary wear and tear, in light of their respective ages and historical usages, and except for such defects as do not materially interfere with the use thereof in the conduct of the normal operation and maintenance of the Purchased Assets taken as a whole) and (ii) have been maintained consistent with Good Utility Practices.

        1.39  Title to Purchased Assets. (a) Subject to Permitted Encumbrances, Seller owns and has good and marketable title to the Real Property free and clear of all Encumbrances and (b) Sellers owns, directly or indirectly (by and through the Seller Subsidiaries), and has good and marketable title to the Personal Property. Schedule 5.28 identifies the purchased Assets owned by the Seller Subsidiaries.

        1.40  Water Rights. Seller has diligently pursued the certification of all permitted Water Rights and properly extended the deadline for certification of all permitted Water Rights not yet perfected, and each of Seller and the Seller Subsidiaries has complied with the terms and conditions of all Water Right permits, certificates and decrees, and has not taken or failed to take steps that have resulted or will result in any Water Right being considered abandoned or lost pursuant any applicable Law except where such failure would not have a Material Adverse Effect.

        1.41  Information. The information provided by Seller in Schedule 5.30 is accurate except for such inaccuracies which, individually or in the aggregate, would not have a Material Adverse Effect.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

    The Buyer represents and warrants to the Seller as follows:

        1.42  Organization. The Buyer is a limited liability company organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Buyer is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. The Buyer has heretofore delivered to the Seller complete and correct copies of its articles of organization (or other similar governing documents), as currently in effect.

        1.43  Authority Relative to this Agreement. The Buyer has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the sole member of the Buyer and no other limited liability company proceedings on the part of the Buyer are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by the Buyer, and assuming that this Agreement and the Ancillary Agreements to which it is a party constitute valid and binding agreements of the Seller, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, constitute valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

        1.44  Consents and Approvals; No Violation. (a) Except as set forth in Schedule 6.3(a), and other than obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party by the Buyer nor the purchase by the Buyer of the Purchased Assets pursuant to this Agreement or the Ancillary Agreements shall (i) conflict with or result in any breach of any provision of the articles of organization (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority, except (x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect or (y) for those requirements which become applicable to the Buyer as a result of the specific regulatory status of the Seller (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Seller (or any of its Affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

        (1)  Except as set forth in Schedule 6.3(b) and (i) the filings by the Buyer and the Seller required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act (the filings and approvals referred to in Schedule 6.3(b) and clause (i) are collectively referred to as the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, shall not, in the aggregate, have a Material Adverse Effect.

        1.45  Regulation as a Utility. Except as set forth in Schedule 6.4, the Buyer is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

        1.46  Availability of Funds. The Buyer has sufficient funds available to it or has received binding written commitments from responsible financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price.

        1.47  Equity Contribution Agreement. A true and correct copy of the Equity Contribution Agreement has been provided to Seller. The execution and delivery of the Equity Contribution Agreement by WPSR and WPS Power Development, Inc. ("PDI") and the consummation of the transactions contemplated thereby has been duly and validly authorized by all necessary corporate or other action required on the part of each of WPSR and PDI. The Equity Contribution Agreement has been duly and validly executed and delivered by each of WPSR and PDI and constitutes the legal, valid and binding obligations of each of WPSR and PDI enforceable against each of WPSR and PDI in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

ARTICLE VII
COVENANTS OF THE PARTIES

        1.48  Conduct of Business of the Seller. Except as described in Schedule 7.1, during the period from the date of this Agreement to the Closing Date, the Seller shall, and shall cause the Seller Subsidiaries to, operate and maintain the Purchased Assets according to Seller's ordinary and usual course of business consistent with Good Utility Practices. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 7.1, prior to the Closing Date, without the prior written consent of the Buyer (unless such consent would be prohibited by Law), the Seller shall not, and shall not permit any of the Seller Subsidiaries to, with respect to the Purchased Assets:

        (1)  (i)  create, incur or assume any material amount of indebtedness for money borrowed other than in the ordinary course of business including obligations in respect of capital leases but excluding purchase money mortgages granted in connection with the acquisition of property; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

        (2)  make any material change in the operations of the Purchased Assets including, without limitation, the quality or levels of Fuel Inventory and materials and supplies customarily maintained by the Seller;

        (3)  except as set forth in Schedule 1.1(41), make any capital expenditures with respect to the Purchased Assets or enter into any contract or commitment therefor, except that the Seller shall make any capital expenditures (i) requested by the Buyer, provided that the Buyer shall reimburse the Seller for such capital expenditures as part of the Adjustment Amount and (ii) deemed necessary by the Seller and consented to by the Buyer, whose consent shall not be unreasonably withheld ("Necessary Capital Expenditures"); provided, however, that if the Buyer requests that the Seller make enhancements with a cost in excess of the cost of any Necessary Capital Expenditure, the Buyer shall reimburse the Seller for the cost of such enhancement to the extent that the cost of such enhancement exceeds the cost of the Necessary Capital Expenditures as part of the Adjustment Amount;

        (4)  sell, lease (as lessor), transfer or otherwise dispose of, any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with Good Utility Practices and not mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets other than Permitted Encumbrances;

        (5)  except as set forth in Schedule 1.1(41), make any maintenance expenditures, except that the Seller shall make any maintenance expenditures (i) requested by the Buyer, provided that the Buyer shall reimburse the Seller for such maintenance expenditures as part of the Adjustment Amount and (ii) deemed necessary by the Seller and consented to by the Buyer, whose consent shall not be unreasonably withheld ("Necessary Maintenance Expenditures"); provided, however, that if the Buyer requests that the Seller make enhancements/upgrades with a cost in excess of the cost of any Necessary Maintenance Expenditure, the Buyer shall reimburse the Seller for the cost of such enhancements/upgrades to the extent the cost of such enhancements/upgrades exceeds the cost of the Necessary Maintenance Expenditure as part of the Adjustment Amount;

        (6)  amend, terminate or grant any waiver in respect of any of the Seller Agreements or Leases;

        (b)  enter into or amend any real or personal property Tax agreement, treaty or settlement;

        (c)  execute, enter into or amend any agreement, order, decree or judgment relating to any Permit or Environmental Permit;

        (d)  enter into any commitment for the purchase or sale of fuel (whether commodity or transportation) that Seller intends to assign to Buyer having a term of greater than ninety (90) days that extends beyond December 31, 2001 if the aggregate payment under such commitment is expected to exceed $500,000 or if the aggregate payments under such commitment and all other then outstanding commitments not previously consented to by the Buyer would be expected to exceed $1,000,000;

        (7)  except for the Transitional Power Purchase Agreement, enter into any wholesale sales agreement having a term extending beyond the Closing Date, where the sales of energy are expected to be supplied via the Purchased Assets;

        (8)  sell, lease or otherwise dispose of SO2 Allowances, except those listed in Schedule 2.2(g); or

        (9) enter into any contract, agreement, commitment or arrangement, whether written or oral, with respect to any of the transactions set forth in the foregoing paragraphs (a) through (k).

        1.49  Access to Information. (a) Between the date of this Agreement and the Closing Date, Seller shall (and shall cause the Seller Subsidiaries to) (i) during ordinary business hours and upon reasonable notice, give Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets or the Assumed Liabilities; (ii) permit the Buyer and the Buyer representatives to make such reasonable inspections thereof as the Buyer may reasonably request; (iii) cause its officers and advisors to furnish Buyer with such financial and operating data and other information with respect to the Purchased Assets or the Assumed Liabilities as Buyer may from time to time reasonably request; and (iv) furnish Buyer with a copy of each report, schedule, or other document filed or received by Seller between the date of this Agreement and the Closing Date with the SEC, FERC, PUCN, or other Governmental Authority with respect to the Purchased Assets or the Assumed Liabilities; (v) furnish Buyer with all such other information as shall be reasonably necessary to enable Buyer to verify the accuracy of the representations and warranties of Seller contained in this Agreement; and (vi) at Buyer's reasonable request make available to Buyer and the Buyer Representatives, to answer questions concerning the Purchased Assets, the operation of the Purchased Assets, or the Assumed Liabilities, personnel of the Seller during ordinary business hours for reasonable time periods at locations reasonably selected by Seller (such personnel shall be reasonably suited to answer questions based on the scope of their responsibilities); provided, however, that (A) any such inspections and investigations shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege, (C) Seller need not supply Buyer with any information which Seller is under a legal or contractual obligation not to supply and (D) the number of individuals representing Buyer in such inspections at any given time, shall not exceed seven (7) unless Seller consents to a number larger than seven (7) and such consent shall not be unreasonably withheld. Notwithstanding anything in this Section 7.2(a) to the contrary, prior to the Closing Date, Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Purchased Assets (except for such environmental sampling or testing as Buyer may reasonably deem necessary to investigate (i) the validity of any claims, actions, proceedings or investigations instigated by any Governmental Authority on or after the date hereof with respect to any alleged violation of Environmental Laws or (ii) any other environmental condition arising or occurring on or after the date hereof which Buyer reasonably believes may constitute a violation of Environmental Laws.

        (1)  The Parties agree that between the date hereof and the Closing Date, at the sole responsibility and expense of Buyer, Seller shall, and shall cause the Seller Subsidiaries to, permit designated representatives ("Observers") of Buyer to regularly observe, in the presence of personnel of Seller and at Buyer's reasonable discretion, all operations of Seller and the Seller Subsidiaries that relate specifically to the Purchased Assets, and the operation thereof, and to observe material discussions with third parties relating specifically to the Purchased Assets or the Assumed Liabilities; provided, however, that (A) any such observations shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) Buyer shall not be entitled to observe any discussions between Seller and its legal counsel or accountants and shall not otherwise be entitled to observe any activities or discussions which may constitute a waiver of the attorney-client or other privilege, and (C) Seller need not permit the Observers to observe or participate in discussions concerning any information which Seller are under a legal or contractual obligation not to disclose. The Observers may recommend or suggest that actions be taken or not be taken by Seller; provided, however, that Seller will be under no obligation to follow any such recommendations or suggestions and that Seller shall be entitled, subject to the terms of this Agreement, to conduct their business in accordance with their own judgment and discretion. The Observers shall have no authority to bind or make agreements on behalf of Seller or any Seller Subsidiaries, to conduct discussions with or make representations to third parties on behalf of Seller or any Seller Subsidiaries or to issue instructions to or direct or exercise authority over Seller or any Seller Subsidiaries or any of their respective officers, employees, advisors or agents.

        (2)  All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Section 7.2 shall be subject to the provisions of the Confidentiality Agreement and shall be treated as "Evaluation Material" (as defined in the Confidentiality Agreement).

        (3)  For a period of ten (10) years after the Closing Date, the Seller and its representatives shall have reasonable access to all of the books and records of the Purchased Assets, as the case may be, transferred to the Buyer hereunder to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operation of the Purchased Assets prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 7.2(d). If the Buyer shall desire to dispose of any such books and records prior to the expiration of such ten-year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity at the Seller's expense, to segregate and remove such books and records as the Seller may select.

        1.50  Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

        1.51 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement including, without limitation, the use of the Seller's and the Buyer's commercially reasonable efforts to obtain all Permits and Environmental Permits necessary for the Buyer to operate the Purchased Assets. From time to time after the date hereof, without further consideration, the Seller shall, at its own expense, execute and deliver (or cause the Seller Subsidiaries to execute and deliver, if applicable) such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Purchased Assets. From time to time after the date hereof, the Buyer shall, at its own expense, execute and deliver such documents to the Seller as the Seller may reasonably request in order to more effectively consummate the sale of the Purchased Assets pursuant to this Agreement. To the extent that any of the Purchased Assets are contained in an electronic format, Seller shall cooperate with Buyer to transfer such items to Buyer in a format that is reasonably acceptable to Buyer. To the extent that any personal property lease, relating to any assets (the "Leased Assets") which are principally used by the Seller for generation purposes at the Purchased Assets, cannot be assigned to the Buyer, the Seller shall use its commercially reasonable efforts to acquire title to such Leased Assets and to include them in the Purchased Assets before the Closing Date. The Seller's costs associated with acquiring title to such Leased Assets shall be paid by the Buyer as part of the Purchase Price.

        1.52  Public Statements. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and the Buyer shall not issue any such public announcement, statement or other disclosure without having first received the written consent of the Seller, except as may be required by law and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of "Evaluation Material" (as defined in the Confidentiality Agreement).

        1.53  Consents and Approvals. (a) As promptly as practicable, the Seller and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall use their respective best efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

        (1)  As promptly as practicable, the Seller and the Buyer shall cooperate with each other and (i) prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain the transfer or reissuance to the Buyer of all necessary Environmental Permits, Permits, consents, approvals and authorizations of all governmental bodies and (iv) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Seller, any Seller Subsidiary, or the Buyer is a party or by which any of them is bound. The Seller shall have the right to review and approve in advance all characterizations of the information relating to Purchased Assets; and each of the Seller and the Buyer shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby. The parties hereto agree that they shall consult with each other with respect to the transferring to the Buyer or the obtaining by the Buyer of all such necessary Environmental Permits, Permits, consents, approvals and authorizations of all third parties and governmental bodies. The Seller and the Buyer shall designate separate counsel with respect to all applications, notices, petitions and filings (joint or otherwise) relating to this Agreement and the transactions contemplated hereby on behalf of the Seller, on the one hand and the Buyer on the other hand, with all governmental bodies. To the extent that a consent to an assignment of any material Seller Agreement cannot be obtained before the Closing Date, the Seller shall enter into all such agreements with the Buyer as are necessary to give the Buyer the rights, obligations and burdens of such Seller Agreements.

        (2)  The parties hereto shall consult with each other prior to proposing or entering into any stipulation or agreement with any federal, state or local Governmental Authority or agency or any third party in connection with any federal, state or local governmental consents and approvals legally required for the consummation of the transactions contemplated hereby and shall not propose or enter into any such stipulation or agreement without the other party's prior written consent, which consent shall not be unreasonably withheld.

        (3)  Seller shall use commercially reasonable efforts to defend and support the form of Generation Tariff applicable to the Purchased Assets in the form filed with FERC in Docket No. ER00-2018.

        1.54  Fees and Commissions. The Seller and the Buyer each represent and warrant to the other that, except for Credit Suisse First Boston ("CSFB"), which is acting for and at the expense of the Seller, and PricewaterhouseCoopers Securities LLC, which is acting for and at the expense of the Buyer, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. The Seller and the Buyer shall pay to the other or otherwise discharge, and shall indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

        1.55  Tax Matters. (a) Seller shall pay all applicable sales taxes incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding any other provision of this Agreement, all transfer and similar Taxes (other than sales tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer, and the Buyer shall, at its own expense, file, to the extent required by law, all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable Law, the Seller shall join in the execution of any such Tax Returns or other documentation, provided, however, Seller shall work with Buyer in good faith to minimize all transfer and similar taxes and Buyer shall indemnify Seller for any reasonable out-of-pocket expenses incurred by Seller in minimizing such taxes. Seller and Buyer agree, upon request, to use their reasonable best efforts to provide or obtain any certificate or other document from or requested by any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed by reason of this Section 7.8(a).

        (1)  With respect to Taxes to be prorated in accordance with Section 3.4 hereof only, the Buyer shall prepare and timely file all Tax Returns required to be filed with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Seller's review and approval no later than twenty (20) days prior to the due date for filing such Tax Return. Within ten (10) days after receipt of such Tax Return, the Seller shall pay to the Buyer its proportionate share of the amount shown as due on such Tax Return determined in accordance with Section 3.4 hereof. In addition to any amount of reimbursement due in accordance with Section 3.4 hereof, Buyer shall reimburse Seller for any Nevada property taxes previously paid by Seller which relate to the Purchased Assets and have a lien date after the Closing Date. If the Purchased Assets have not been separately valued and assessed, the amount of such reimbursement shall be determined based upon the proportion of (i) the "historical cost less depreciation" of the Purchased Assets to (ii) the total historical cost less depreciation of all the assets reported on Seller's Nevada Operating Property Appraisal Report.

        (2) Each of the Buyer and the Seller shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each shall retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.8 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

        1.56  Supplements to Schedules. Prior to the Closing Date, the Seller shall supplement or amend the Schedules required by Article V with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section 7.9 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the parties agree thereto in writing.

        1.57  Employees. (a) Schedule 7.10(a) sets forth all collective bargaining agreements to which the Seller is a party in connection with the Purchased Assets (the "Collective Bargaining Agreements"), as well any Letters of Agreement between Seller and IBEW Local 1245 ("Local 1245 LOA"), letters of intent, or other such agreements or understandings related to the sale and transfer of certain plants. The Buyer shall offer employment to begin as of the Closing Date to the Seller's employees who work at the Purchased Assets and who are included in the bargaining units covered by the Collective Bargaining Agreements ("Hourly Employees"). The Buyer shall assume the Collective Bargaining Agreements and Seller's obligations under such agreements, except that Seller shall be responsible for any transition or retention bonuses payable to the union employees.

        (1)  Continued Employment. The Buyer shall, as of the Closing Date, make a Qualifying Offer of Employment (as defined herein) to each employee of Seller identified on Schedule 7.10(b) who is actively employed by Seller immediately prior to the Closing Date (each such employee who accepts a Qualifying Offer of Employment, a "Management Employee"). An offer of employment shall be deemed a "Qualifying Offer of Employment" if (A) the proposed base salary and level of incentive compensation is at least 90% of the employee's base salary and level of incentive compensation immediately prior to the Closing Date and (B) the proposed principal place of employment is within one hundred (100) miles of the employee's principal place of employment immediately prior to the Closing Date. Seller shall be responsible for any transition or retention bonuses payable to Management Employees.

        (2)  Benefit Continuation. Subject to applicable Law, the Buyer shall maintain for a period of at least one year after the Closing Date, without interruption, such employee compensation, welfare and benefit plans, programs, policies and fringe benefits covering Management Employees that will be as economically similar, in the aggregate, as those provided pursuant to those employee compensation, welfare and benefit plans, programs, policies and fringe benefits of the Seller and their subsidiaries as in effect immediately prior to the Closing Date. To the extent permissible under the terms of the Benefit Plans of Buyer and required by applicable Law, the Buyer shall waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Management Employees under any Benefit Plans of Buyer that are welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare benefit plan maintained for the Management Employees immediately prior to the Closing Date.

        (3)  Service Credit. The Management Employees shall be given credit for all service with the Seller or its subsidiaries (and service credited by Seller or such subsidiary), to the same extent as such service was credited for such purpose by Seller or such subsidiary, under all employee benefit plans, programs and policies of the Buyer in which they become participants (the "Benefit Plans of Buyer") for purposes of eligibility, vesting, benefit accrual and determination of level of benefits. Notwithstanding the foregoing, such service with the Seller shall be recognized for purposes of benefit accrual under a defined benefit pension plan or a retiree medical plan (a "plan") sponsored by the Buyer only if assets and liabilities are transferred to the Buyer's plan and trust from the Seller's plan and trust.

        (4)  Assumptions. The Buyer shall assume only those obligations that are required to be assumed by the Buyer under the Collective Bargaining Agreement or obligations for which there was a transfer of assets and liabilities to the Buyer's plan and trust from the Seller's plan and trust. Absent such transfer of plan assets and liabilities, benefits accrued under such Benefits Plans of Seller and all benefits currently payable as of the Closing Date shall be and shall remain the obligation of the Seller. Any individual covered under any such Benefit Plan of Seller that is a Group Health Plan (as defined in Section 4980B(g)(2) of the Code and Section 607(l) of ERISA) and who is eligible for continued coverage under such Group Health Plan as of the Closing Date, shall continue to be covered under such Group Health Plan after Closing pursuant to the provisions of COBRA.

        (5)  Severance Plan. The Buyer shall maintain the Management Transition Plan for a period of eighteen (18) months following the Closing Date and shall give all Management Employees service credit for purposes of determining the level of benefits thereunder in the same manner as set forth in Section 7.10(d) hereof. Each of the Buyer and the Seller shall be responsible for 50% of any payments required under the Management Transition Plan for any Management Employee terminated without Cause (as defined in the Management Transition Plan) within eighteen (18) months following the Closing Date.

        (6)  WARN Act. The Seller shall perform timely and discharge all requirements, if any, under the WARN Act and under applicable state and local laws and regulations for the notification of its employees arising from the sale of the Purchased Assets to the Buyer up to and including the Closing Date. The Buyer shall cooperate with the Seller to provide the Seller with such information as may be needed from the Buyer for inclusion in such notices, including providing the Seller at least 90 days prior to the date on which the Closing is anticipated to occur or such date to which the Buyer and the Seller mutually agree) with a list of all of the Seller's employees to whom the Buyer shall make offers of employment. After the Closing Date, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees with respect to the Purchased Assets.

        1.58  Risk of Loss. (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Seller.

        (1)  If, before the Closing Date all or any portion of the Purchased Assets are taken by eminent domain, or is the subject of a pending or to the Knowledge of the Seller, contemplated taking which has not been consummated, the Seller shall notify the Buyer promptly in writing of such fact. If such taking would have a Material Adverse Effect, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such taking, then the Buyer or the Seller may, if such taking relates to the Purchased Assets, terminate this Agreement pursuant to Section 10.1(f) hereof.

        (2)  If, before the Closing Date all or any material portion of the Purchased Assets are damaged or destroyed by fire or other casualty, the Seller shall notify the Buyer promptly in writing of such fact. If such damage or destruction would have a Material Adverse Effect and the Seller has not notified the Buyer of its intention to cure such damage or destruction within fifteen (15) days after its occurrence, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such casualty, then the Buyer or the Seller may terminate this Agreement pursuant to Section 10.1(f) hereof.

        1.59  Additional Covenants of the Buyer. (a) Notwithstanding any other provision hereof, Buyer covenants and agrees that, for a period of five (5) years commencing on the Closing Date, Buyer shall not transfer the Purchased Assets, or any material portion of the Purchased Assets, to any entity or Affiliate of such entity who at that time is the owner of any bundle of generation assets previously owned by Seller within the northern regions of Nevada, as such regions are described in the Offering Memorandum. Buyer further covenants and agrees that, in the event that Buyer transfers the Purchased Assets or any material portion of the Purchased Assets during such five (5) year period, Buyer shall obtain from its transferee a covenant and agreement which restricts such transferee's ability to transfer the Purchased Assets that is substantially similar to Buyer's covenant and agreement in the first sentence of this Section 7.12(a) and an additional covenant and agreement that is substantially similar to that of this sentence, and each such covenant and agreement shall survive and remain in effect until five (5) years from the Closing Date as defined in this Agreement. The covenants and agreements contained in this Section 7.12(a) shall survive Closing and shall continue in effect for a period of five (5) years commencing on the Closing Date;

        (1)  Buyer hereby covenants and agrees that, for a period of twenty-four (24) months following the earlier of the Closing Date or January 1, 2001, Buyer shall use reasonable efforts to operate the Pinon Facility and provide such information, reports and data required to be provided to DOE pursuant to the terms of the Cooperative Agreement by and between the Seller and DOE dated as of July 31, 1992, as amended; and

        (2)  Buyer hereby covenants and agrees that, if at any time during the 24-month period described in section 7.12(b) of this Agreement Buyer elects to abandon all further efforts to make the Pinon Facility operational, Buyer shall comply with the requirements of Section 4(b) of Amendment M010 to the Cooperative Agreement dated as of November 2, 1999 and shall deliver to DOE, within 60 days of cessation of efforts, a complete and final report explaining, substantiating and documenting why such efforts were abandoned. The documentation provided to DOE shall address both the technical and economic factors which influenced Buyer's decision. The covenants and agreements contained in this Section 7.12(c) and Section 7.12(b) shall survive Closing and shall continue in effect for a period of twenty-four (24) months following the earlier of the Closing Date or January 1, 2001.

        1.60  Title Insurance. Within 30 days after the effective date of this Agreement, Seller shall provide to Buyer title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Buyer standard form owner's (or lessee's, as the case may be) policies of title insurance with respect to all owned Real Property and Leases, together with a copy of each document to which reference is made in such commitments. In the case of owned Real Property, such policies shall be standard ALTA Form 1992 owner's policies in the full amount of that portion of the Purchase Price allocated respectively to each subject parcel of owned Real Property under Section 7.13 hereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances) subject to Permitted Encumbrances. In the case of Leases, such policies shall be upon standard ALTA Form 1992 leasehold owner's policies and in such amounts as such shall be reasonably acceptable to Buyer. In either case, all policies shall insure fee simple or leasehold title, as the case may be, to the Real Property each in form and substance reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, an endorsement over rights of creditors, if requested by Buyer or Buyer's lender).

        1.61 Surveys. Within 30 days after the effective date of this Agreement, Seller shall provide to Buyer surveys of all owned Real Property and all leased Real Property prepared in accordance with ALTA/ASCM standards, each dated no more than 120 days prior to the effective date of this Agreement, and each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting each such parcel of owned Real Property and such other matters as may be reasonably requested by Buyer or the title insurance companies, each containing a surveyor certificate reasonably acceptable to Buyer and the title insurance companies, and each prepared by a registered land surveyor satisfactory to Buyer.

        1.62  Pinon Facility. Seller shall, at Seller's expense, make the repairs to the hot gas filter system necessary to restore the Pinon Facility to a condition such that a sustained run performance test (the "Sustained Run Test") may be performed in accordance with the protocols outlined in Schedule 7.15. The Buyer and Seller shall jointly retain and equally share the cost of the services of an engineering firm, mutually acceptable to the parties, to (i) assist in the development of the scope of work necessary to perform the Sustained Run Test, (ii) review the maintenance and repairs performed prior to the Sustained Run Test and (iii) develop a list of steps, design changes, and upgrades, if any, necessary for the Pinon Facility to reach commercial viability, and such scope of work and the repairs made to the hot gas filter system in accordance therewith shall be consistent with the protocols outlined in Schedule 7.15. The Seller shall use its commercially reasonable efforts in cooperation with Buyer to perform the Sustained Run Test, on or prior to April 30, 2001. Notwithstanding any other provision of this Agreement, Seller shall not be responsible for any costs and expenses related to design modifications or upgrading the technical, physical or operational characteristics of the Pinon Facility, including any costs and expenses relating to implementing any design modifications or technical, physical or operational upgrades recommended by the engineering firm retained by the parties relating to the commercial viability of the Pinon Facility. Seller shall cooperate with the Buyer if, at Buyer's expense, Buyer requests that design modifications or upgrades to the technical, physical or operational characteristics of the Pinon Facility be performed prior to the Closing Date, and further Seller agrees to use its commercially reasonable efforts to assist the Buyer in obtaining additional funding for the Pinon Facility from DOE.

        1.63  Additional Gas Supply. Within 30 days of the date hereof Buyer shall determine whether it desires additional natural gas transportation capacity on the Tuscarora gas pipeline pursuant to the Tuscarora Transportation Agreement in excess of the 29,720 decatherms per day to be assigned to Buyer by Seller in accordance with the terms hereof, up to a maximum of an additional 15,000 decatherms per day for the duration of the TPPA, and shall provide notice to Seller of such additional amount if the Buyer so desires. Within 30 days of such notice, the parties shall negotiate an agreement in good faith in which Seller shall agree to assign, on an interruptible basis, with such interruption allowable only as necessary to serve Seller's local distribution company customers, the additional amount of decatherms per day on the Tuscarora gas pipeline pursuant to the Tuscarora Transportation Agreement as requested in Buyer's notice to Seller for the duration of the TPPA, and if such interruption occurs Seller shall agree to pay to Buyer the delivered cost differential between the cost of delivered natural gas and the average inventory cost of No. 6 fuel oil at the Tracy and Clark Mountain Station.

        1.64     Seller Subsidiaries. Within thirty (30) days after the date hereof, Buyer may elect, in lieu of the asset transfers by the Seller Subsidiaries contemplated hereunder, to acquire the membership or other ownership interests of Seller Subsidiaries. Such election may be made by written notice thereof to Seller within such thirty-day period. If Buyer makes such election hereunder, Seller shall take, or cause to be taken, all action (including, without limitation, executing and delivering documents and instruments) and shall do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations and as reasonably requested by Buyer to consummate and make effective the transfer of such ownership interests in the Seller Subsidiaries on the Closing Date. Further, the parties hereby agree to cooperate with each other to achieve a mutually beneficial transfer.

ARTICLE VIII
CLOSING CONDITIONS

        1.65  Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

        (1)  The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

        (2)  No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated hereby or by the Ancillary Agreements shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the transactions contemplated hereby or by the Ancillary Agreements;

        (3)  All federal, state and local government consents and approvals required for the consummation of the transactions contemplated hereby or by the Ancillary Agreements, including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, shall have become Final Orders (a "Final Order" for purposes of this Agreement means a final order after all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending) that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired; and as to which all conditions to effectiveness prescribed therein or otherwise by law, regulation or order have been satisfied) with such terms and conditions as shall have been imposed by the Governmental Authority issuing such Final Order; provided that such Final Orders shall not have imposed terms and conditions which would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or physical condition of the Purchased Assets;

        (4)  All consents and approvals required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Seller or the Buyer, or any of their subsidiaries, is a party for the consummation of the transactions contemplated hereby shall have been obtained, other than those (i) which if not obtained, would not, in the aggregate, have a Material Adverse Effect, or (ii) for which an agreement which is described in the last sentence of Section 7.6(b) hereof has been entered into; and

        (5) There shall have been no changes in applicable Laws, judgements, orders or decrees which would, in the aggregate, have a material adverse effect on the business, results of operations, financial condition or physical condition of the Purchased Assets.

        1.66  Conditions to Obligations of Buyer. The obligation of the Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

        (1)  There shall not have occurred and be continuing, a Material Adverse Effect;

        (2)  The Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date, and the representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, and the Buyer shall have received a certificate to that effect signed by an authorized officer of the Seller;

        (3)  The Buyer shall have received a certificate from an authorized officer of the Seller, dated the Closing Date, to the effect that to the best of such officer's knowledge, the conditions set forth in Sections 8.2(a) and (b) hereof have been satisfied;

        (4)  The Buyer shall have received an opinion from Woodburn & Wedge, P.C., dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that, with respect to Seller and each of the Seller Subsidiaries:

            (1)  Such party is a corporation, or limited liability company, as applicable, organized, existing and in good standing under the laws of the State of its formation and has the corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by requisite corporate or limited liability company, as applicable, action taken on the part of such party;

            (2)  This Agreement and the Ancillary Agreements to which it is a party have been executed and delivered by such party and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of such party, enforceable against such party in accordance with their terms, except that such enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and except to the extent that the right to indemnification and contribution contained therein may be limited by state or federal securities laws or the public policy underlying such laws;

            (1)  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by such party shall not constitute a violation of the Certificate of Incorporation or Bylaws (or similar governing documents) of such party; and

            (2)  No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Seller and the Seller Subsidiaries of the Closing other than (i) the Seller Required Regulatory Approvals, all of such Seller Required Regulatory Approvals having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable Governmental Authority (ii) such declarations, filings or registrations with, or notices to, or authorizations, consents or approvals relating to Permits and Environmental Permits and (iii) such declarations, filings or registrations with, or notices to, or authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate have a Material Adverse Effect.

        As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States or the laws of the State of Nevada, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by the Seller and appropriate officers and directors of the Seller and by public officials; and

        (5)  Each of the Seller and the Seller Subsidiaries shall have executed and delivered, as of the Closing, each of the Ancillary Agreements to be executed by such party and all required approvals and conditions relating to the Ancillary Agreements shall have been obtained or satisfied.

        (6)  Title Insurance. Buyer shall have received title insurance policies with respect to all owned Real Property and Leases meeting the requirements of Section 7.13.

        (7)  Permits. Buyer shall have obtained (by transfer from Seller hereunder or otherwise) all material Permits and Environmental Permits necessary to own, operate and maintain the Purchased Assets substantially consistent with Seller's historical ownership, operation, and maintenance of the Purchased Assets, and to perform its covenants and agreements hereunder and under the Ancillary Agreements.

        (8)  Surveys. Buyer shall have received surveys with respect to all owned Real Property and Leases meeting the requirements of Section 7.14.

        (9)  Reliance Letter. Buyer shall have received a letter report addressed to Buyer from the applicable environmental consultant, dated within ten (10) Business Days prior to the Closing Date, (a) updating the Environmental Site Assessments concerning the Purchased Assets and (b) permitting Buyer to rely on the Environmental Site Assessments, as updated, as though such assessment(s) had originally been performed on behalf of, addressed and delivered to Buyer. Seller makes no representations or warranties regarding the accuracy of any information or the conclusions in any such update and the provision of the updated Environmental Site Assessment shall not, by itself, create any rights or remedies of the Buyer against the Seller after the Closing Date under or pursuant to Environmental Laws or this Agreement.

        1.67  Conditions to Obligations of Seller. The obligation of the Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

        (1)  The Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date;

        (2)  The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

        (3)  The Seller shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.3(a) and (b) hereof have been satisfied;

        (4)  The Seller shall have received an opinion from Foley & Lardner, counsel for the Buyer, dated the Closing Date and satisfactory in form and substance to the Seller and its counsel, substantially to the effect that:

            (1)  The Buyer is a limited liability company organized, existing and in good standing under the laws of the State of Nevada and has the limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action taken on the part of the Buyer;

            (2)  this Agreement and the Ancillary Agreements have been executed and delivered by the Buyer and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except that such enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

            (3)  the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer shall not constitute a violation of the articles of organization (or other similar governing documents), as currently in effect, of the Buyer; and

            (4)  no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Buyer of the Closing other than the Buyer Required Regulatory Approvals, all of such Buyer Required Regulatory Approvals having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable Governmental Authority.

        As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States and the State of Wisconsin, such counsel may rely upon opinions of counsel admitted to practices in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of the Buyer and its subsidiaries and by public officials; and

        (5)  The Buyer shall have executed and delivered, as of the Closing, each of the Ancillary Agreements to be executed by the Buyer and all required approvals and conditions relating to the Ancillary Agreements have been obtained or satisfied.

ARTICLE IX
INDEMNIFICATION

        1.68  Indemnification. (a) The Seller shall indemnify, defend and hold harmless the Buyer its officers, directors, employees, members, Affiliates and agents (each, a "Buyer Indemnitee") from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages (including consequential or special damages), obligations, payments, costs, Taxes and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) to the extent the foregoing are not covered by insurance, (collectively, "Indemnifiable Losses"), asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by the Seller of any representation, warranty, covenant or agreement of the Seller contained in this Agreement, (ii) the Excluded Liabilities, (iii) any claim against a Buyer Indemnitee arising out of Seller's ownership or operation of the Excluded Assets, or (vi) any noncompliance with any bulk sales or transfer laws as provided in Section 11.11.

        (1)  The Buyer shall indemnify, defend and hold harmless the Seller from and against any and all Indemnifiable Losses asserted against or suffered by the Seller relating to, resulting from or arising out of (i) any breach by the Buyer of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or the Ancillary Agreements or (ii) the Assumed Liabilities.

        (2)  Any person entitled to receive indemnification under this Agreement (the "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that the Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss, less any costs, expenses, or premium incurred in connection therewith, and (ii) to take into account any Tax or Income Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss, net of any Tax or Income Tax detriment (but only to the extent that the Parties, following good faith negotiations for a period of thirty (30) days, jointly agree that such Tax benefit would be realized by the Indemnitee), and (iii) by the amount of any payment actually received by the Indemnitee with respect to an Indemnifiable Loss.

        (3)  The expiration, termination or extinguishment of any covenant, agreement, representation or warranty shall not affect the parties' obligations under this Section 9.1 if the Indemnitee provided the person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

        (4)  The rights and remedies of the Seller and the Buyer under this Article IX are exclusive and in lieu of any and all other rights and remedies which the Seller and the Buyer may have under this Agreement or otherwise for declaratory, injunctive or monetary relief with respect to (i) any breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement or (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be. Without limiting the foregoing, with respect to the Purchased Assets, the Buyer shall, as of the Closing Date, for itself and its Affiliates, irrevocably release, hold harmless and forever discharge the Seller from any and all claims of any kind or character, whether known or unknown, hidden or concealed, resulting from or arising out of or in connection with Hazardous Substances or any Environmental Law, other than those liabilities and obligations set forth in Section 2.4(c), Section 2.4(d) and Section 2.4(k) hereof. In furtherance of the foregoing, the Buyer shall, as of the Closing Date, for itself and on behalf of its Affiliates, irrevocably waive any and all rights and benefits with respect to such claims that it then has, or in the future, may have conferred upon it by virtue of any statute, regulation or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. In this connection, the Buyer shall acknowledge, as of the Closing Date, that it is aware that factual matters unknown to it on the Closing Date may give, or thereafter may give, rise to claims that are then unknown, unanticipated and unsuspected, and Buyer further agrees that such release shall be negotiated and agreed upon in light of that awareness, and the Buyer, for itself and on behalf of its Affiliates, nevertheless intends irrevocably to release the Seller from the claims described in this Section 9.1(e).

        (b)  Each party to this Agreement waives any provision of law to the extent that it would limit or restrict the agreements contained in this Section 9.1. Nothing herein shall prevent either party to this Agreement from terminating this Agreement in accordance with Article X. Notwithstanding any provisions in this Agreement to the contrary, all parties to this Agreement shall retain their remedies at law or in equity with respect to willful, knowing or intentional misrepresentations or breaches of this Agreement, including a failure to consummate the Closing hereunder when and if required to do so.

        (c)  The rights and obligations of indemnification under this Section 9.1 shall not be limited or subject to set-off based on any violation or alleged violation of any obligation under this Agreement or otherwise, including but not limited to breach or alleged breach by the Indemnitee of any representation, warranty, covenant or agreement contained in this Agreement.

        1.69  Defense of Claims. (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense.

        (1)  If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a) hereof, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

        (2)  Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee shall be free to seek enforcement of its rights to indemnification under this Agreement.

        (3)  If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of The Chase Manhattan Bank), shall promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party shall, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of such indemnity payment are hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the foregoing subrogation and subordination rights. Nothing in this Section 9.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

        (4)  A failure to give timely notice as provided in this Section 9.2 shall not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

ARTICLE X
TERMINATION AND ABANDONMENT

        1.70  Termination. (a) This Agreement may be terminated at any time prior to the Closing Date, by mutual written consent of the Buyer and the Seller.

        (1)  This Agreement may be terminated by the Seller or the Buyer if (i) the transactions contemplated hereby shall not have been consummated on or before eighteen (18) months from the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to either Seller or Buyer if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; provided, further, that if on the Termination Date the conditions to the Closing set forth in Section 8.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be reasonably capable of being fulfilled, then the Termination Date shall be the date which is twenty-four (24) months from the date of this Agreement.

        (2)  This Agreement may be terminated by either the Seller or the Buyer if (i) any Governmental Authority or regulatory body, the consent of which is a condition to the obligations of the Seller or the Buyer to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (ii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable.

        (3)  This Agreement may be terminated by the Buyer, if there has been a material violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer.

        (4)  This Agreement may be terminated by the Seller, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Seller impossible and such violation or breach has not been waived by the Seller.

        (5)  This Agreement may be terminated by either the Seller or the Buyer in accordance with the provisions of Section 7.11(b) or (c) hereof.

        (6)  This Agreement may be terminated by Seller if there shall have occurred any event or events which materially adversely affect Buyer's ability to satisfy its obligations pursuant to this Agreement or Buyer's, WPSR's or PDI's ability to satisfy their respective obligations pursuant to the Equity Contribution Agreement.

        (7)  This Agreement may be terminated by Seller if the Equity Contribution Agreement ceases to be in effect.

        1.71  Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

        (1)  such termination shall be the sole remedy of the parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section 10.2 and in Sections 7.2(c), 7.3 and 7.7 hereof; and

        (2)  all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

ARTICLE XI
MISCELLANEOUS PROVISIONS

        1.72  Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer.

        1.73  Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        1.74  Survival of Representations and Warranties. Each and every representation and warranty contained in this Agreement and each and every covenant contained in this Agreement (other than the representations and warranties in Sections 5.1, 5.2, 5.3 and 5.26(c) (which representations and warranties shall survive for one (1) year following the Closing Date) and the covenants in Sections 3.2, 3.3, 3.4, 5.28(a), 7.2(c), 7.2(d), 7.3, 7.7, 7.10, 7.12, 9.1 and 9.2 hereof (which covenants shall survive in accordance with their terms)) shall expire with, and be terminated and extinguished by, (i) the consummation of the sale of the Purchased Assets and the transfer of the Assumed Liabilities pursuant to this Agreement and shall not survive the Closing Date, or (ii) the termination of this Agreement pursuant to Section 10.1 hereof or otherwise; and none of the Seller, the Buyer or any officer, director, trustee or Affiliate of either of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant.

        1.75  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

        (1)  If to the Seller, to:

Sierra Pacific Resources
6100 Neil Road
Reno, Nevada 89511
Attention: William E. Peterson, Esq.
Telecopy: (775) 834-5959

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036-6522
Attention: Sheldon S. Adler, Esq.
Telecopy: (212) 735-2000

        (2)  if to the Buyer, to:

WPS Northern Nevada, LLC
c/o WPS Power Development, Inc.
1088 Springhurst Drive
Green Bay, Wisconsin 54304
Attention: B. Frank Moon
Telecopy: (920) 617-6140

with copies to:

Foley & Lardner
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Mary Ann C. Halloin, Esq.
Telecopy: (414) 297-4900

        1.76  Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, Buyer may assign or otherwise transfer its rights hereunder and under any Ancillary Agreement to any bank, financial institution or other lender providing financing to Buyer as collateral security for such financing; provided, however, that no such assignment shall (x) impair or materially delay the consummation of the transactions contemplated hereby or (y) relieve or discharge Buyer, as the case may be, from any of its obligations hereunder and thereunder.

        1.77  Arbitration. Any dispute, controversy or claim arising out of or relating to this agreement, or the breach, termination or validity hereof (a "Dispute"), shall be finally settled by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association, as modified herein (the "Rules"). The place of arbitration shall be Nevada. There shall be three arbitrators, of whom the Seller shall appoint one and of whom the Buyer shall appoint one. The two arbitrators so appointed shall select a third arbitrator who shall act as the chairman of the tribunal. If any arbitrator is not appointed within the time limits provided herein or in the Rules, such arbitrator shall be appointed by the American Arbitration Association. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon any award may be entered in any court of competent jurisdiction.

        1.78  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (regardless of the laws that might otherwise govern under applicable Nevada principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

        1.79  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        1.80  Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

        1.81  Entire Agreement. This Agreement, including the documents, exhibits, schedules, certificates and instruments referred to herein, and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings of the Seller contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement (including the Offering Memorandum) as supplemented, or the correspondence relating to the divestiture of Seller's generation assets previously made available to the Buyer by the Seller and CSFB. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

        1.82  Bulk Sales or Transfer Laws. The Buyer acknowledges that the Seller shall not comply with the provision of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

        IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

SIERRA PACIFIC POWER COMPANY

By:____________________
Name: William E. Peterson
Title: Sr. Vice President, General Counsel and Corporate Secretary

WPS NORTHERN NEVADA, LLC

By: WPS POWER DEVELOPMENT, INC.
(Its Sole Member)

By:____________________
Name: Gerald L. Mroczkowski
Title: Vice President